EXECUTION COPY

PURCHASE AGREEMENT

BY AND AMONG

NEW PLAN EXCEL REALTY TRUST, INC. AND

NEW PLAN FACTORY MALLS, INC.,

as Seller,

AND

CPG PARTNERS, L.P.,

as Purchaser

Dated as of November 11, 2002

Table of Contents

I. PURCHASE OF PROPERTIES	Page 1

1.1. 1.2. 1.3. 1.4. 1.5.	Sale and Transfer of Property No Representations Release of Seller Indivisible Economic Package Nonassignable Contracts	1 2 4 5 5

II. CONSIDERATION	5

2.1. 2.2. 2.3. 2.4. 2.5. 2.6. 2.7. 2.8. 2.9. 2.10.	Purchase Price Assumption of Liabilities Earnest Money Prorations Preparation of Final Statement Audit Tenant Deposits Certiorari Effect of Closing Survival	5 6 7 8 13 14 15 15 16 16

III. DUE DILIGENCE; TITLE AND OTHER PROPERTY RELATED MATTERS	16

3.1. 3.2. 3.3. 3.4.	Purchaser's Inspections and Due Diligence Ongoing Site Visits Due Diligence Indemnity Title and Survey	16 16 18 19

IV. REPRESENTATIONS AND WARRANTIES OF SELLER	22

4.1. 4.2. 4.3. 4.4. 4.5. 4.6. 4.7. 4.8. 4.9. 4.10. 4.11. 4.12. 4.13. 4.14. 4.15. 4.16. 4.17. 4.18. 4.19. 4.20. 4.21. 4.22. 4.23. 4.24.	Organization and Power of Seller

Authority; Noncontravention; Consents

Litigation

Properties

Environmental Matters

Labor Matters

Taxes

Compliance with Laws

Brokers and Finders

Contracts

[Intentionally Omitted]

Branson Ground Lease

Reciprocal Easement Agreements

Intellectual Property

Insolvency

United States Person

Jackson Purchase Contract

Other Transaction

Operating Statements

Assignment of Contracts and Licenses and Permits

Definition of Knowledge of Seller

Schedule References

Seller to Amend Representations

Seller's Representations Deemed Modified; Notification of Breaches Prior to Closing	22 23 24 24 26 26 26 26 27 27 27 27 27 27 28 28 28 28 28 28 29 29 29 29

V. REPRESENTATIONS AND WARRANTIES OF PURCHASER	30

5.1. 5.2. 5.3. 5.4. 5.5.	Organization, Standing and Power of Purchaser Authority; Noncontravention; Consents Brokers and Finders Funding Right to Amend Representations	30 30 31 31 31

VI. COVENANTS	31

6.1. 6.2. 6.3. 6.4. 6.5. 6.6. 6.7. 6.8. 6.9. 6.10. 6.11. 6.12.	Conduct of Seller's Business Pending Transfer

Leasing

Tenant Estoppels

Other Actions

No Solicitation

Tenant Litigation

Jackson Purchase Contract; Additional Development Square Footage

Other Transaction

[Intentionally Omitted]

Branson Ground Lease

Osage Outparcel

Purchaser's Consent	31 34 34 34 34 35 35 37 37 37 37 37

VII. ADDITIONAL AGREEMENTS	38

7.1. 7.2. 7.3. 7.4. 7.5. 7.6. 7.7. 7.8. 7.9.	Access to Information; Confidentiality Reasonable Efforts Public Announcements Conveyance Taxes Employee Matters Litigation Support Post-Closing Access Allocation of Purchase Price Survival	38 38 39 39 39 39 40 40 40

VIII. CASUALTY AND CONDEMNATION	40

8.1. 8.2. 8.3. 8.4. 8.5.	In General Minor Loss Major Loss Additional Matters Survival	40 40 41 41 42

IX. CLOSING	42

9.1. 9.2. 9.3. 9.4.	Closing Conditions To Each Party's Obligation To Effect the Transfer Conditions To Obligations of Seller Conditions To Obligations of Purchaser	42 42 43 44

X. TERMINATION, DEFAULT, AMENDMENT AND WAIVER	47

10.1. 10.2. 10.3. 10.4. 10.5. 10.6. 10.7.	[Intentionally Omitted] Quantifiable Pre-Closing Losses Defaults and Remedies Non-Quantifiable Pre-Closing Losses Effect of Termination Amendment Extension; Waiver	47 47 49 50 52 52 52

XI. SURVIVAL; INDEMNIFICATION	52

11.1. 11.2. 11.3. 11.4. 11.5.	Survival of Representations and Warranties Indemnification by Seller Indemnification by Purchaser Notice and Resolution of Claims Limitations on Liability	52 52 53 54 54

XII. GENERAL PROVISIONS	56

12.1. 12.2. 12.3. 12.4. 12.5. 12.6. 12.7. 12.8. 12.9. 12.10. 12.11. 12.12. 12.13. 12.14. 12.15. 12.16. 12.17.	Notices

Interpretation

Counterparts

Entire Agreement; No Third-Party Beneficiaries

Governing Law

Waiver of Trial by Jury

Designation of Affiliates; Assignment

Enforcement; Prevailing Party

Severability

Expenses

No Recordation

Limitation of Liability

Disclosure - St Augustine, Florida Property

ISRA - Jackson, New Jersey Property

1031 Transaction

Instructions to Escrow Holder upon Termination

Joint and Several Liability	56 57 57 57 57 58 58 58 58 59 59 59 59 60 60 61 62

EXHIBITS AND SCHEDULES

Exhibit A
Exhibit A-1
Exhibit B
Exhibit 6.1(r)
Exhibit 6.3
Exhibit 7.3
Exhibit 9.3(c)(v)
Exhibit 9.4(d)(i)
Exhibit 9.4(d)(ii)
Exhibit 9.4(d)(iii)
Exhibit 9.4(d)(iv)
Exhibit 9.4(d)(vii)
Exhibit 9.4(d)(xi)
Exhibit 9.4(d)(xxiii)
Exhibit 9.4(d)(xxix)
Schedule 1.1(a)(iv)
Schedule 1.1(a)(vi)
Schedule 1.1(a)(x)
Schedule 2.4(i)
Schedule 3.4(a)(iii)
Schedule 4.2(a)
Schedule 4.2(b)
Schedule 4.2(c)
Schedule 4.3
Schedule 4.4(a)
Schedule 4.4(b)
Schedule 4.4(c)-1
Schedule 4.4(c)-2
Schedule 4.4(d)
Schedule 4.4(f)
Schedule 4.4(g)
Schedule 4.4(h)
Schedule 4.4(i)
Schedule 4.4(j)
Schedule 4.4(k)
Schedule 4.5
Schedule 4.7
Schedule 4.8
Schedule 4.10
Schedule 4.14
Schedule 6.1
Schedule 7.8	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	Properties
Osage Outparcel
Definitions
Title Affidavits
Form of Tenant Estoppel Certificate
Form of Press Release
Tenant Notice Letters
Deed
Bill of Sale
Lease Assignment
Contract Assignment
Foreign Person Certificate
Ground Lease Assignment
Jackson Assignment
Billboard Assignment
Personal Property
Trademarks
Vehicles
Billboards
Form of Survey Certification
Exceptions to Authority
Exceptions to Noncontravention
Seller Consents
Litigation
Condemnation and Rezoning Proceedings
Rent Roll
Leases Not Included on Rent Roll
Lease Terminations
Purchase Options and Rights of First Refusal
Insurance on Properties
Tenant Deposits
Brokerage Agreements
Arrearage Schedule
Tenants Entitled to Free Rent, Rent Abatements or Similar Concessions
Unpaid Lease Expenses
Environmental Studies
Tax Certiorari Proceedings
Violation of Laws
Contracts
Intellectual Property of Seller
Purchaser Representative and Seller Representative
Purchase Price Allocation

PURCHASE AGREEMENT

           This PURCHASE AGREEMENT (this "Agreement"), dated as of November 11, 2002 by and among NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation, and NEW PLAN FACTORY MALLS, INC., a Delaware corporation ("individually and collectively, as the context may require, "Seller"), and CPG PARTNERS, L.P., a Delaware limited partnership ("Purchaser").

RECITALS:

           A. Seller owns and operates the outlet center properties described on Exhibit A (each a "Property" and collectively, the "Properties").

           B. Seller desires to sell, transfer, assign, convey and deliver to Purchaser, by selling, transferring, assigning and conveying to Purchaser all of Seller’s right, title and interest in and to the Properties, and Purchaser desires to purchase and acquire from Seller, all of such right, title and interest, in each case, on the terms set forth in this Agreement.

           C. The terms used in this Agreement with initial capital letters are defined in Exhibit B.

                NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein, the parties hereto hereby agree as follows:

I. PURCHASE OF PROPERTIES

           1.1.      Sale and Transfer of Property. (a) Subject to and upon the terms and conditions of this Agreement (including, without limitation, Section 6.10), at the Closing Seller will sell, transfer, convey and assign to Purchaser, and Purchaser will purchase and acquire from Seller (the “Transfer”) all of its right, title and interest in the Properties, free and clear of all liens, charges, claims, security interests, pledges, rights of first refusal, restrictions and other encumbrances (“Liens”), other than the Permitted Encumbrances and as otherwise expressly provided in Section 3.4. The Properties consist of all of Seller’s right, title and interest in and to the following:

                (i)      the fee and leasehold estates which comprise the Real Property (including, without limitation, the lessee's interest in and to the Branson Ground Lease);

                (ii)      the Improvements;

                (iii)      the lessor's interest in and to the Leases and, subject to the terms of the Leases, the Tenant Deposits;

                (iv)      the Personal Property;

                (v)      to the extent assignable or transferable, the Licenses and Permits and the Contracts and all rights (including rights of refund and offset), privileges, deposits (other than deposits with utility providers, as provided in the penultimate sentence of Section 2.4(a)), claims, causes of action and options relating or pertaining thereto;

                (vi)      to the extent assignable or transferable, the trademarks listed on Schedule 1.1(a)(vi) and all other Intellectual Property related exclusively to, or used exclusively in connection with, the Properties (or any of them);

                (vii)      to the extent assignable or transferable, all warranties, guaranties, other intangible rights, titles, interests, privileges and appurtenances related exclusively to, or used exclusively in connection with, the ownership, use or operation of any of the Real Property or Improvements;

                (viii)      the Records and Plans, but only to the extent the Records and Plans are in the possession or control of Seller, provided that Seller at its sole cost and expense will have the right as provided in, and subject to, Section 7.7 to make copies of the Records and Plans which relate to the period prior to the Closing Date to be used for reasonable purposes;

                (ix)      the goodwill of the Properties associated with the Intellectual Property or which is connected with the use of and symbolized by any of the Intellectual Property;

                (x)      all automobiles, trucks, trailers, vans and other certificated vehicles of Seller whether owned or leased (the “Vehicles”) which are used exclusively in connection with the Properties (or any of them), including those Vehicles set forth on Schedule 1.1(a)(x);

                (xi)      to the extent transferable, any performance bonds or other bonds and security provided to Seller by any contractor pursuant to any construction or other contracts relating to the Properties (or any of them); and

                (xii)      all other or additional privileges, rights, interests or properties and assets of every kind and description and wherever located, that are used or intended for use exclusively in connection with, or that are necessary to the continued conduct of, the Properties (or any of them).

           (b)      For purposes of clarification and certainty, the Properties do not include any of Seller’s right, title or interest in and to any of the foregoing (or any other item) that does not relate exclusively to, and/or is not used exclusively in respect of or in connection with, any of the Properties described on Exhibit A. In addition, Purchaser acknowledges and agrees that no property (real, personal or otherwise) owned by any Tenant or any other Person (other than Seller or its Affiliates, and as described in the immediately preceding sentence) is intended to be conveyed hereunder regardless of whether that property is described in and purported to be conveyed under this Agreement.

           1.2.      No Representations. (a) PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (INCLUDING THE COVENANTS UNDER SECTION 6.1 AND SECTION 6.2 AND SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) OR ON ANY EXHIBIT OR SCHEDULE ATTACHED HERETO, OR ANY OTHER CLOSING DOCUMENT REQUIRED PURSUANT TO THE TERMS HEREOF, SELLER IS TRANSFERRING THE PROPERTIES “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, OR ON ANY EXHIBIT OR SCHEDULE ATTACHED HERETO, OR ANY OTHER CLOSING DOCUMENT REQUIRED PURSUANT TO THE TERMS HEREOF, PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY PARTNER, MEMBER, MANAGER, TRUSTEE, DIRECTOR, SHAREHOLDER, CONTROLLING PERSON, AFFILIATE, OFFICER, ATTORNEY, EMPLOYEE, AGENT OR BROKER OF ANY OF THEM, AS TO ANY MATTER, CONCERNING THE PROPERTIES, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of any Property or the square footage of any of the Improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, any Property (including, without limitation, Additional Development Square Footage), or the fitness, suitability, value or adequacy of any Property for any particular purpose, (iv) the zoning or other legal status of any Property or the existence of any other public or private restrictions on the use of any Property, (v) the compliance of any Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Entity or of any other Person (including, without limitation, the Americans with Disabilities Act of 1990, as amended), (vi) the ability of Purchaser or any Affiliate to obtain any necessary governmental approvals, licenses or permits (including, without limitation, Additional Development Square Footage) for the use or development of any Property, (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about any Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements at any Property, (ix) the ownership of any Property or any portion thereof, (x) any leases, permits, warranties, service contracts or any other agreements affecting any Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to any Property or (xi) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Property. Without limiting the generality of the foregoing, Purchaser expressly acknowledges and agrees that, except with respect to matters set forth herein or contained on any Exhibit or Schedule hereto, or any other closing document required pursuant to the terms hereof, it is not relying on any representation or warranty of Seller, or any direct or indirect partner, member, manager, shareholder, director, trustee, officer, employee, affiliate, attorney, agent or broker of any of them, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them. Purchaser further acknowledges and agrees that, except as set forth in the definition of “Knowledge of Seller,” Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to any direct or indirect partner, member, manager, shareholder, director, trustee, officer, employee, affiliate, attorney, agent or broker of any of them.

           (b)      PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SHALL NOT HAVE ANY LIABILITY OR OTHER OBLIGATION WHATSOEVER WITH RESPECT TO ANY REPORTS AND/OR MATERIALS (i) OBTAINED BY OR ON BEHALF OF SELLER AND DELIVERED (OR OTHERWISE MADE AVAILABLE) TO PURCHASER OR (ii) OBTAINED BY OR ON BEHALF OF PURCHASER (OR ANY OF ITS AFFILIATES) AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NO OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY (OR ANY PORTION THEREOF) OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER.

           (c)      Notwithstanding anything to the contrary contained in this Section 1.2, but subject to Section 3.1(b), (i) Purchaser shall have the right to rely on the Engineering Report and the Environmental Report, as each such report shall be certified to Purchaser by EMG, and (ii) nothing in this Section 1.2(c) shall release or relieve EMG for any liability that EMG may have to Purchaser.

           (d)      This Section 1.2 will survive the Closing, or, if the Closing does not occur, the termination of this Agreement.

           1.3.      Release of Seller. (a) Without limiting the provisions of Section 1.2, effective as of the Closing Date, Purchaser hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, Seller or its Affiliates or any direct or indirect partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a “Seller Party”, and collectively, the “Seller Parties”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Entity), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the condition of any Property or any portion thereof as of the Closing Date (collectively, “Claims”), including, without limitation, the physical, environmental and structural condition of any Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Properties; provided, however, the foregoing provision of this Section 1.3 shall not apply with respect to (i) any Claim by Purchaser against (y) any Seller Party for any act of that Seller Party that constitutes fraud, or (z) Seller for any breach of the representations, warranties, covenants, or other agreements set forth in this Agreement or in any document or instrument delivered in connection herewith (including, without limitation, any closing document), subject, with respect to clause (z), to the extent applicable, to the limitations and conditions provided in Section 10.2 and the limitations set forth in Article XI (including, without limitation, Section 11.1 and Section 11.5), or (ii) Purchaser’s right to implead or otherwise seek joinder of Seller with respect to any Claims brought against Purchaser by a third party unaffiliated with Purchaser (including a Governmental Entity) arising out of or relating to violations of Environmental Laws existing prior to the Closing Date and for which Seller would be liable under applicable Law. For purposes of clarification, although Seller may be determined to have liability to third parties as part of the Claim in respect of which Seller is impleaded or joined by Purchaser, under no circumstances shall Purchaser (as distinguished from such third party) be entitled to any contribution or other payment from Seller pursuant to clause (ii) (including, without limitation, any right to contribution under or pursuant to (v) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, (w) any other federal, state or local Law, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (x) any regulations promulgated under (v) or (w), (y) the common law or (z) otherwise), unless awarded as part of the judgment in respect of the Claim to which Seller was impleaded or joined.

           (b)      In connection with this Section 1.3, Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

           (c)      This Section 1.3 shall survive the Closing or earlier termination of this Agreement.

           1.4.      Indivisible Economic Package. Except as otherwise expressly provided in Section 8.3, Purchaser shall have no right or obligation to purchase, and Seller shall have no right or obligation to sell, less than all of the Properties, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase and Seller has agreed to sell all of the Properties, subject to and in accordance with the terms and conditions hereof.

           1.5.      Nonassignable Contracts. If the assignment or attempted assignment of any Contract would constitute a breach thereof or a violation of any Law (each, a “Nonassignable Contract”), such Nonassignable Contract shall not be an Assumed Liability. Seller shall not be obligated or entitled to assign to Purchaser (and Purchaser shall not be obligated to assume) at the Closing any rights or obligations in, to or under any Nonassignable Contract. Nothing in this Section 1.5 shall limit or otherwise adversely affect or impair any of the rights and/or obligations of Seller or Purchaser pursuant to Section 6.7, Section 6.10 or any other provision in this Agreement that expressly relates to the Jackson Purchase Contract or the Branson Ground Lease. The parties hereby acknowledge and agree that the assignment of the Nonassignable Contracts by Seller to Purchaser, and the assumption by Purchaser of such Nonassignable Contracts, is not a condition to Closing.

II. CONSIDERATION

           2.1.      Purchase Price. (a) The purchase price for the Properties will be equal to One Hundred Ninety-Three Million and NO/100 Dollars ($193,000,000), as may be adjusted in accordance with this Section 2.1 and the other provisions of this Agreement, including, without limitation, Sections 2.4, 2.7, 3.4, 8.2 and 10.2 (the “Purchase Price”). The Deposit will be applied to the Purchase Price in accordance with the Escrow Agreement. At the Closing, Purchaser shall pay to Seller the Purchase Price in immediately available funds by wire transfer to an account designated by Seller, which account must be designated at least two (2) Business Days prior to the Closing Date.

           (b)      In addition to the Purchase Price described in Section 2.1(a) and all other amounts to which Seller may be entitled pursuant to the terms of this Agreement, Purchaser shall pay Seller an amount (such amount, the “Development Rights Consideration”) equal to (i) the Additional Development Square Footage, multiplied by (ii) Ten Dollars ($10.00) per square foot; provided, however, that Seller shall not be entitled to any Development Rights Consideration in respect of any Additional Development Square Footage either (i) approved by the Jackson Planning Board after the third (3rd) anniversary of the Closing Date, or (ii) for which a building permit allowing construction utilizing such building area has not been validly issued by all applicable Government Entities prior to the third (3rd) anniversary of the Closing Date. Within thirty (30) days of the valid issuance by the applicable Governmental Entities of a building permit allowing construction utilizing the Additional Development Square Footage, Purchaser shall (i) pay the applicable Development Rights Consideration to Seller in immediately available funds by wire transfer to an account designated by Seller (or, if Seller has not previously designated such an account, by check delivered in accordance with the provisions of Section 12.1) and (ii) provide Seller with a reasonably detailed explanation as to the manner in which such Development Rights Consideration was calculated, together with supporting documentation with respect thereto. Purchaser acknowledges and agrees that Seller makes no representations or warranties, express or implied, with respect to (y) the development potential of the Main Jackson Parcel or the Additional Jackson Parcel, or (z) the ability of Seller or Purchaser to obtain Additional Development Square Footage. Purchaser hereby acknowledges and agrees that (i) in electing to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has not relied on the availability of any Additional Development Square Footage, (ii) the approval of Additional Development Square Footage is not a condition to Closing, and (iii) in no event shall the parties’ failure to obtain any Additional Development Square Footage prior to the Closing constitute a default under this Agreement or release either Seller or Purchaser from its obligations hereunder. The terms of this Section 2.1(b) will survive (i) the delivery of the Jackson Rejection Notice and (ii) the Closing.

           2.2.      Assumption of Liabilities. At Closing, Purchaser will assume and agree to discharge, perform and comply with the following (collectively, the "Assumed Liabilities"):

           (a)      all of the covenants and obligations of Seller under the Licenses and Permits (to the extent assumed by Purchaser) which are to be performed after the Closing, except to the extent the same relate to any obligation or default thereunder by Seller with respect to the period before the Closing;

           (b)      all of the covenants and obligations of Seller pursuant to the Contracts (to the extent assumed by Purchaser) which are to be performed after the Closing, except to the extent the same relate to any obligation or default thereunder by Seller with respect to the period before the Closing;

           (c)      all of the covenants and obligations of Seller under the Leases (including, without limitation, Tenant Deposits delivered to Purchaser or credited against the Purchase Price) which are to be performed after the Closing, except to the extent the same relate to any obligation or default under the Leases by Seller with respect to the period before the Closing;

           (d)      all of the covenants and obligations of Seller under the Branson Ground Lease which are to be performed after the Closing, except to the extent the same relate to any obligation or default under the Branson Ground Lease by Seller with respect to the period before the Closing; and

           (e)      all other liabilities of Seller with respect to which, but only to the extent that, Purchaser received a credit against the Purchase Price pursuant to Section 2.4 or otherwise.

           2.3.      Earnest Money. (a) Before 6:00 p.m. EST on Friday, November 15, 2002, Purchaser will deposit with Escrow Holder in immediately available funds by wire transfer Ten Million and NO/100 Dollars ($10,000,000) (together with any interest and/or other investment income earned thereon, the “Deposit”), which will be held in escrow by Escrow Holder pursuant to the terms of this Agreement, and in accordance with the terms and provisions of the Escrow Agreement by and among Escrow Holder, Seller and Purchaser dated of even date herewith (the “Escrow Agreement”). If Purchaser does not deposit the Deposit with Escrow Holder in accordance with the terms set forth in this Section 2.3(a), by written notice to Purchaser made prior to 6:00 p.m. EST on Monday, November 18, 2002, Seller may elect, in Seller’s sole and absolute discretion, to (i) sue Purchaser on account of Purchaser’s default under this Section 2.3(a) or (ii) terminate this Agreement, in which event neither Seller nor Purchaser shall have any further liability hereunder, except for those obligations which expressly survive the termination of this Agreement. If Seller fails to deliver such notice to Purchaser in a timely manner, Seller shall be deemed to have elected clause (ii).

           (b)      In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Code"), and any related reporting requirements of the Code, the parties hereto agree as follows:

                (i)      Provided Escrow Holder executes a statement in writing (in form and substance reasonably acceptable to Seller and Purchaser) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Purchaser will designate Escrow Holder as the Person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”). If Escrow Holder refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Purchaser agree to appoint another third party, acceptable to Seller and Purchaser in their reasonable discretion, as the Reporting Person.

                (ii)      Each of Seller and Purchaser will:

(A) provide to the Reporting Person all information and certifications regarding itself, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(B) provide to the Reporting Person its taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by the applicable party to the Reporting Person is correct.

           (iii)      Each party will retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and produce it to the Internal Revenue Service upon a valid request for this Agreement.

           (iv)      The addresses for Seller and Purchaser are as set forth in Section 12.1, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.

           (c)      At the Closing, Escrow Holder will deliver the Deposit to Seller as provided in the Escrow Agreement and Section 2.1.

           2.4.      Prorations. Prorations will be made with respect to each Property and the Assumed Liabilities as provided in this Section 2.4 and, in each case, without duplication.

           (a)      (i) Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Proration Time"), the following (collectively, the "Proration Items"):

(A) Real property taxes and assessments as provided in Section 2.4(l);

(B) Water rates and charges paid or payable by Seller or Purchaser (as distinguished from such amounts that are payable directly to the entity imposing the rates or charges by Tenants in good standing under the terms of their respective Leases) with respect to the Properties;

(C) Sewer taxes and rents paid or payable by Seller or Purchaser (as distinguished from such amounts that are payable directly to the entity or authority imposing the taxes and rents by Tenants in good standing under the terms of their respective Leases) with respect to the Properties;

(D) Annual fees paid in connection with the Licenses and Permits (but only to the extent assumed by Purchaser);

(E) Charges for fuel oil and liquid propane gas, if any, at the cost per gallon or cubic foot most recently charged to Seller, based on the supplier’s measurements thereof, plus sales taxes thereon to the extent applicable;

(F) Rentals as provided in Section 2.4(b) (other than payments for Operating Expenses which shall be apportioned as provided in Section 2.4(c)), including prepaid Rentals;

(G) Amounts payable by or to Seller under each Contract assumed by Purchaser as provided in Section 2.4(h) (other than, to the extent assumed by Purchaser, each Contract providing for the payment of leasing commissions or brokerage fees, which shall be prorated as provided in Section 2.4(e));

(H) Rentals and other amounts payable by Seller to the Branson Ground Lessor and/or any other third parties under the Branson Ground Lease, including contingent and/or participating rents;

(I) Prepaid expenses as provided in Section 2.4(j);

(J) Deposits under the Branson Ground Lease, as provided in Section 2.4(k);

(K) Tenant Deposits as provided in Section 2.7; and

(L) Except as set forth below, all other items customarily apportioned in connection with the transfer of similar properties similarly located.

           (ii)      Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time. Seller will prepare in good faith and deliver a statement of estimated Proration Items and other credits and adjustments to the Purchase Price hereunder (which shall include for each Tenant information regarding the present payment status of all Rentals, operating expenses, and other amounts payable by Tenants pursuant to the Leases and for the Applicable Percentage Rent Fiscal Year or other applicable payment period) to be submitted to Purchaser no less than five (5) Business Days before the Closing Date (the “Closing Statement”). Upon approval by Seller and Purchaser, the preliminary Proration Items and other credits and adjustments reflected in the Closing Statement will be paid at Closing by Purchaser to Seller (if the preliminary Proration Items, credits and adjustments result in a net credit to Seller) or by Seller to Purchaser (if the preliminary Proration Items, credits and adjustments result in a net credit to Purchaser) by increasing or reducing the immediately available funds to be delivered by Purchaser pursuant to Section 2.1 in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items, credits and adjustments are not known as of the Proration Time, the proration of the Proration Items, credits and adjustments will be made at Closing on the basis of the best evidence then available; thereafter, when actual amounts are determined, re-prorations will be made as provided in Section 2.5 on the basis of the actual amounts, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser other than any assignment of a claim or proceeds pursuant to Article VIII. Seller will use its reasonable efforts to cause all utility meters (other than those meters for which payment is made directly by Tenants to the utility provider) to be read no more than five (5) Business Days prior to the Closing Date. If final readings and final billings for utilities are made as of the Proration Time, no proration will be made at the Closing with respect to the applicable utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. Seller and Purchaser shall cooperate to produce the Final Statement pursuant to and in accordance with Section 2.5.

           (b)      Rentals shall be prorated at the Closing in accordance with the following provisions:

                (i)      Minimum rent and Percentage Only Rent received for the month in which the Closing Date occurs will be prorated between Seller and Purchaser as of the Proration Time based on the actual number of days in the month (or other relevant period) during which the Closing occurs. Seller will be entitled to all minimum rent and Percentage Only Rent which accrues up to and including the Proration Time and Purchaser will be entitled to all minimum rent and Percentage Only Rent which accrues after the Proration Time.

                (ii)      Monthly or other payments made by each Tenant based upon projected or estimated additional rent received for the month or other relevant period in which the Closing Date occurs will be prorated between Seller and Purchaser as of the Proration Time based on the actual number of days in the month or other relevant period during which the Closing occurs. Seller will be entitled to all additional rent for the period up to and including the Proration Time, and Purchaser will be entitled to all additional rent for the period after the Proration Time. This Section 2.4(b)(ii) will not include any Proration Item set forth in Section 2.4(c).

                (iii)      Percentage rent (if any, and as distinguished from Percentage Only Rent) payable by a Tenant under its Lease will be prorated as of the Proration Time between Seller and Purchaser on the basis of the fiscal year set forth in the applicable Lease for the determination and payment of percentage rent. Such fiscal year for determination and payment of percentage rent in which the Closing occurs is hereinafter referred to as the “Applicable Percentage Rent Fiscal Year.” Seller will receive the entire amount of percentage rent with respect to any fiscal year ending before the Closing Date or with respect to any Lease that terminates before the Closing Date. Seller and Purchaser will prorate the total percentage rent due from each Tenant for the Tenant’s Applicable Percentage Rent Fiscal Year, based upon the number of days in the Applicable Percentage Rent Fiscal Year each of the parties owned the applicable Property, as soon as practicable after each such Tenant has made the payment due with respect to each such Applicable Percentage Rent Fiscal Year. Until the percentage rent payable by a Tenant is prorated pursuant to the immediately preceding sentence, (A) Seller will initially retain all monthly or quarterly interim payments of percentage rent made before the Closing by such Tenant for its Applicable Percentage Rent Fiscal Year, and (B) Purchaser will initially retain all monthly or quarterly interim payments of percentage rent made on and after the Closing Date by such Tenant for its Applicable Percentage Rent Fiscal Year. Any amounts collected by or on behalf of Purchaser from a Tenant after the Closing that relate to percentage rents payable with respect to any fiscal year ending before the Closing or any Lease that terminated before the Closing Date will be remitted to Seller promptly upon receipt. The provisions of this Section 2.4(b)(iii) shall not be applicable to Percentage Only Rent.

                (iv)      All other types of Rentals other than those listed in Sections 2.4(b)(i)-(iii) and 2.4(c) (“Other Rent”) received for the month (or other relevant period) in which the Closing Date occurs will be prorated based on the actual number of days in the month (or other relevant period) during which the Closing Date occurs and Seller will be entitled to such Other Rent for the period up to and including the Proration Time, and Purchaser will be entitled to such Other Rent for the period after the Proration Time. All Rentals payable by each Tenant whose Lease commences on or after the Closing Date shall belong entirely to Purchaser.

                (v)      In determining the amounts under Sections 2.4(b)(i)-(iv) and 2.4(c), this Section 2.4(b)(v) will be applied. Rentals are “Delinquent” if they were not paid at or prior to the time same were due. Delinquent Rentals will not be prorated and neither Seller nor Purchaser will receive a credit at Closing for Delinquent Rentals. Purchaser agrees to use Good Faith Collection Procedures with respect to the collection of any Delinquent Rentals. All Rentals and other amounts collected by Purchaser from and after Closing from each Tenant will be applied as of the date of receipt first to current amounts owed by that Tenant to Purchaser, then to all other delinquencies or other amounts owed by that Tenant to Purchaser, then to the amounts owed for the month (or other relevant period) in which the Closing Date occurs, and thereafter, to delinquencies owed by that Tenant to Seller. Notwithstanding the provisions of this paragraph, any Rentals or other payments designated by the Tenant for (or readily identifiable as) (A) percentage rent in respect of the Tenant’s Applicable Percentage Rent Fiscal Year (or any prior fiscal year for the determination and payment of percentage rent) will be applied as set forth in 2.4(b)(iii) (without regard to the foregoing provisions of this Section 2.4(b)(v)), and (B) the year end reconciliation of Operating Expenses and recoveries from Tenants in respect thereof for calendar year 2002 (or other relevant period in which the Closing occurs) will be applied as set forth in Section 2.4(c) (without regard to the foregoing provisions of this Section 2.4(b)(v)). Seller may not, without Purchaser’s prior written consent, commence a lawsuit against any Tenant after the date of this Agreement to collect Delinquent Rentals and/or payments for Operating Expenses so long as such Tenant occupies any space at the Properties (or any of them), and following the Closing, Seller shall not commence any lawsuit against any Tenant with respect to the Properties and/or the Leases.

           (c)      Proration with respect to Operating Expenses and Recoveries (Branson and Osage). Seller and Purchaser will prorate common area maintenance and insurance (“Operating Expenses”) and the recoveries thereof as of 11:59 p.m. EST on December 31, 2002 (regardless of the date on which the Closing occurs). Seller will calculate and prepare the annual reconciliation of Operating Expenses and recoveries with respect thereto for the Branson Property and the Property in Osage Beach, Missouri as soon as possible after January 1, 2003, but not later than March 31, 2003, and forward such reconciliation to Purchaser for approval and distribution to the Tenants. If Tenants are owed a credit with respect to Operating Expenses for calendar year 2002, Seller shall pay such amount to Purchaser within ten (10) Business Days after completion and approval of the annual reconciliation. If the annual reconciliations show that Tenants owe any amounts to the landlord under their respective Leases with respect to Operating Expenses for calendar year 2002, then Purchaser shall pay such amount to Seller if and when collected from such Tenants (without regard to the provisions of Section 2.4(b)(v)).

           (d)      Proration with respect to Operating Expenses and Recoveries (Jackson and St. Augustine). Seller and Purchaser will prorate Operating Expenses and the recoveries thereof with respect to the Properties in Jackson, New Jersey and St. Augustine, Florida as of the Proration Time based upon Operating Expenses and recoveries from Tenants in respect thereof for the relevant fiscal period (i.e. 8/1/02 – 7/31/03). Seller will provide the calculation of Operating Expenses and recoveries for the period beginning August 1, 2002 through the Closing Date on or before January 31, 2002. Purchaser will calculate and prepare the annual reconciliation of Operating Expenses and recoveries with respect to Jackson and St. Augustine for the fiscal period in question by September 30, 2003 and will forward such reconciliation to Seller for approval. If Tenants are owed a credit with respect to Operating Expenses for the fiscal period in question, Seller shall pay Seller’s pro rata share of such amount to Purchaser within ten (10) Business Days after completion and approval of the annual reconciliation. If Tenants owe any amounts to the landlord under their respective Leases with respect to Operating Expenses for the fiscal period in question, then Purchaser will pay Seller’s pro rata share of such amount to Seller if and when collected from such Tenants (without regard to the provisions of Section 2.4(b)(v)).

           (e)      Seller will receive a credit for any and all Lease Expenses to the extent that they have been paid by Seller prior to Closing and relate to (x) any new Lease executed by Seller on or after the date of this Agreement in compliance with Section 6.2 for which Purchaser is responsible or (y) any renewal and/or expansion of any Lease existing as of the date of this Agreement which is exercised on or after the date of this Agreement. Purchaser will receive a credit against the Purchase Price and at Closing assume liability for any Lease Expenses which remain unpaid at Closing with respect to any Lease executed by Seller before the date of this Agreement (including, without limitation, any renewal or expansion with respect thereto that was exercised before the date of this Agreement). Each party will make available to the other all records, bills, vouchers and other data in such party’s control verifying Lease Expenses and the payment thereof.

           (f)      There will be no proration of any promotional or publicity charges or other costs and expenses paid from any promotional fund or by any merchants’ association held by Seller or its managing agent on the Closing, except that Seller shall be responsible for funding, on or before the Closing, any amounts Seller is obligated to fund prior to such date pursuant to any agreements by which Seller is bound relating to the Properties. On the Closing Date, Seller shall deliver to Purchaser the balance of any promotional fund and all funds of any merchants’ association then held by Seller, including funds derived from payments made by Tenants and funds derived from optional or mandatory contributions by Seller, or at Seller’s election, Seller shall give Purchaser a credit against the Purchase Price therefor.

           (g)      All Rentals and other amounts received by Seller from and after the Closing shall be promptly paid by Seller to Purchaser for proration pursuant to this Section 2.4. Subject to the terms of Section 2.4(b)(v), all minimum rent and Percentage Only Rent in respect of calendar year 2002 (to the extent that Seller owned the Properties during such calendar year) and any prior calendar year will be remitted by Purchaser to Seller within thirty (30) days following the last day of the month in which the Closing occurs (or, if monies have not been received from the applicable Tenants on such date, no later than thirty (30) days after same have been received).

           (h)      Except as provided below, amounts received or payable under the Contracts assumed by Purchaser will be prorated between Seller and Purchaser as of the Proration Time based on the actual number of days in the month (or other relevant period) during which the Closing occurs. All amounts received or payable under such Contracts accruing up to and including the Proration Time will be credited to or shall be the obligation of Seller. Purchaser shall be credited with or be responsible for all amounts received or payable under the Contracts assumed by Purchaser accruing after the Proration Time.

           (i)      Seller will be credited with an amount equal to all prepaid costs, expenses, charges and fees paid by Seller with respect to any of the billboards owned, leased or otherwise controlled by Seller in connection with the ownership or operation of the Properties, and identified on Schedule 2.4(i) (collectively, the “Billboards”), and attributable to any period after the Proration Time so long as Purchaser is assigned the benefit of the prepayment. Seller and Purchaser shall prorate all prepaid amounts received from third parties in respect of the Billboards. Such prorations shall be made in a manner consistent with that set forth in Section 2.4(b) as if the same were minimum rent payable by a Tenant under a Lease.

           (j)      Seller will be credited with an amount equal to all prepaid costs, expenses, charges and fees paid by Seller with respect to any Property and attributable to any period after the Proration Time so long as Purchaser is assigned the benefit of the prepayment.

           (k)      Subject to Section 6.10, Seller will be credited with an amount equal to all security deposits, prepaid rentals attributable to any period after the Proration Time and other deposits paid or deposited with the Branson Ground Lessor under the Branson Ground Lease or to any other person on the Branson Ground Lessor’s behalf, together with any interest that has accrued thereon.

           (l)      All taxes and assessments, and recoveries from Tenants in respect thereof, for the year (or other relevant period) in which the Closing Date occurs that are paid prior to the Proration Time will be prorated based upon the amounts actually paid for the periods to which they apply. If taxes and assessments for the year (or other relevant period) in which the Closing Date occurs or any prior year (or period) have not been paid before the Closing, Seller will be charged at Closing with an amount equal to that portion of such taxes and assessments which relate to the period through and including the Proration Time and Purchaser will pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and assessed valuation last fixed. After taxes and assessments are known, adjustments, if needed, will be made between the parties. Purchaser will be responsible for all installments of special assessments due for any period after the Closing. Following the year-end billings of real estate taxes with respect to each Property, Seller and Purchaser shall reconcile all taxes and assessments, and recoveries from Tenants in respect thereof, based on amounts paid and receipts from Tenants with respect thereto. If Tenants are owed a credit with respect to property taxes and assessments for the calendar year in question, Seller shall pay Seller’s pro rata share of such amount to Purchaser within ten (10) Business Days after completion and approval of the year-end reconciliation. If amounts payable by Tenants in respect of taxes and assessments for the calendar year or any prior year (or period) have not been paid before the Closing, Purchaser will pay any portion thereof to which Seller is entitled as and when such payments are received from Tenants.

           (m)      Notwithstanding anything to the contrary contained in this Section 2.4, in the event any Tenant is, pursuant to the terms of its Lease, entitled to receive the benefit of any proration with respect to any time period before the Closing Date, Purchaser shall pay such monies to the applicable Tenant rather than to Seller.

           2.5.      Preparation of Final Statement. On or before thirty (30) days following the last day of the 15th full calendar month following the Closing Date or such later date as is mutually agreed by Seller and Purchaser, Purchaser will prepare and deliver to Seller a final unaudited statement of Proration Items and other credits and adjustments to the Purchase Price as of the Proration Time (the “Final Statement”), based on information available as of the last day of the 15th full calendar month following the Closing Date or such later date as is mutually agreed by Seller and Purchaser (the “Final Adjustment Date”). Each of Seller and Purchaser will afford the other party and its representatives and auditors the opportunity, at reasonable times and upon reasonable prior notice, to review all underlying financial records and work papers pertaining to the preparation of the Final Statement within its possession or control. Subject to Section 2.6, any net adjustment in favor of Purchaser will be paid in cash by Seller to Purchaser no later than ten (10) Business Days after delivery of the Final Statement. Subject to Section 2.6, any net adjustment in favor of Seller will be paid in cash by Purchaser to Seller no later than ten (10) Business Days after delivery of the Final Statement, or, if monies have not been received from the applicable Tenants on such date, no later than ten (10) Business Days after same have been received. The Final Statement may be audited at either party’s request as provided in Section 2.6. The payments made under the Final Statement will be the “Final Closing Adjustment.”

           2.6.      Audit. If Purchaser and Seller do not agree on the computation of the Proration Items and other credits and adjustments to the Purchase Price in the Final Statement, then each party will prepare its own calculation of the Final Statement and such calculations will be submitted to a firm of independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Seller (who shall have no material relationship with Seller or Purchaser) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Statement. In making that calculation, the firm of independent accountants will include the non-disputed items and amounts set forth in each party’s calculation of the Final Statement, and shall consider affirming or adjusting only those items or amounts in the calculation of the Final Statement as to which the parties have disagreed and any items and amounts affected by those disputed items and amounts. The firm of independent accountants will deliver to Purchaser and Seller, as promptly as practicable, a report setting forth its calculation of the Final Statement (such report, the “Accountant’s Report”). The Accountant’s Report will be final and binding on Purchaser and Seller. The cost of the independent accountants’ review and report will be borne by (i) Purchaser, if the difference between the Final Statement (as set forth in the Accountant’s Report) and Purchaser’s calculation of the Final Statement delivered pursuant to this Section 2.6 is greater than the difference between the Final Statement (as set forth in the Accountant’s Report) and Seller’s calculation of the Final Statement delivered pursuant to Section 2.6, (ii) Seller, if the first such difference is less than the second such difference, and (iii) by Purchaser and Seller equally, if the first such difference is equal to the second such difference. Each of Seller and Purchaser will, and will cause its independent accountants to, cooperate and assist the other party in its calculation of the Final Statement and in the conduct of the audits and reviews referred to in this Section 2.6. Without limiting the foregoing, to the extent reasonably necessary, each of Seller and Purchaser will make available to the other (and to the independent accountants who prepare the Accountant’s Report) all of its relevant books, records, work papers and personnel. If the Final Statement (as agreed upon by the parties or as set forth in the Accountant’s Report, as applicable) reflects a net adjustment in favor of Seller, Purchaser will pay to Seller the amount of that adjustment in cash to Seller no later than ten (10) Business Days after the determination of the Final Statement, or, if monies have not been received from the applicable Tenants on such date, no later than ten (10) Business Days after same have been received. If such Final Statement reflects a net adjustment in favor of Purchaser, Seller will pay to Purchaser the amount of that adjustment in cash to Purchaser no later than ten (10) Business Days after the determination of the Final Statement.

           2.7.      Tenant Deposits. (a) Seller shall, at the Closing, pay to Purchaser, in cash, or credit against the Purchase Price, the aggregate sum of (A) the amount of any Tenant Deposits held by Seller as of the Closing Date, and (B) if applicable, the amount of any Tenant Deposits applied by Seller in violation of Section 6.1(w). Seller will be entitled to retain as its property its percentage of any interest accrued on any Tenant Deposits prior to Closing, except to the extent such interest is required to be paid to any Tenants pursuant to their respective Leases or by applicable Law.

           (b)      Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims by third parties that result in Losses (i) imposed upon or incurred by Seller with respect to the Tenant Deposits actually paid over, credited or assigned to Purchaser pursuant to this Section 2.7 and (ii) arising out of the application thereof by Purchaser subsequent to Closing.

           (c)      Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all Losses (i) imposed upon or incurred by Purchaser with respect to any Tenant Deposits not actually paid over or assigned to Purchaser pursuant to this Section 2.7 and (ii) arising out of the application of any Tenant Deposits by Seller prior to Closing in violation of (y) the applicable Lease or (z) Section 6.1(w).

           2.8.      Certiorari. Purchaser acknowledges that proceedings for certiorari or other proceedings to determine the assessed value of the Properties or the real property taxes payable with respect to the Properties have been commenced prior to the date hereof and may be continuing as of the Closing Date. Purchaser will be entitled to control the prosecution of any proceeding or proceedings for the years (or other relevant periods) prior to and including the year in which the Closing occurs to completion and to settle or compromise any claim therein; provided that Purchaser shall not settle or compromise any claims for the years (or other relevant periods) prior to the year (or other relevant period) in which the Closing occurs in a manner that disproportionately benefits Purchaser for any subsequent year. Purchaser will keep Seller informed on a timely basis on all matters with respect to any proceedings. The parties hereto agree to cooperate with each other and to execute any and all documents reasonably requested by the other party in furtherance of the foregoing. With respect to any awards for the years prior to the year of the Closing, Purchaser will be entitled to first recover the reasonable costs it has expended in obtaining any awards and thereafter, Seller will be entitled to the remainder of the awards, subject to Seller’s obligation to rebate any portion of those amounts to Tenants. With respect to any awards for the year in which the Closing occurs, Purchaser will be entitled to first recover the reasonable costs it has expended in obtaining any awards and Seller shall then be entitled to recover the reasonable costs it has expended in obtaining any awards, and thereafter, Seller and Purchaser will apportion the remainder of any awards between the period before the Closing and the period following the Closing, subject to their obligation to rebate any portion of those amounts to Tenants. In connection with the foregoing, Seller agrees (a) to assign, subject to the provisions of this Section 2.8, to Purchaser at the Closing all of Seller’s right, title and interest to the foregoing certiorari proceedings and all refunds relating thereto and (b) to cooperate with Purchaser with respect thereto. Purchaser will promptly remit to Seller any monies received which are to be paid to and/or shared by Seller as provided herein. From and after the date hereof, Seller agrees that, without Purchaser’s consent, Seller shall not institute any certiorari proceedings with respect to any Property.

           2.9.      Effect of Closing. If the Closing occurs, for all legal, accounting and tax purposes, the Closing will be deemed to be effective as of the Proration Time.

           2.10.      Survival. The provisions of this Article II shall survive the Closing.

III. DUE DILIGENCE; TITLE AND OTHER PROPERTY RELATED MATTERS

           3.1.      Purchaser’s Inspections and Due Diligence. (a) Prior to the date hereof Purchaser has conducted (and shall have the right, between the date hereof and the Closing Date, to continue to conduct) title, survey, environmental, physical, and structural examinations, inspections, testing, studies and investigations of the Properties (collectively, the “Due Diligence”). Unless expressly provided to the contrary in this Agreement, Purchaser shall pay all costs and expenses incurred in connection with the Due Diligence.

           (b)      Prior to the date hereof Purchaser has received from Environmental Management Group (“EMG”) (i) a Phase I environmental site assessment prepared by EMG and certified to Purchaser (which assessment may be relied upon by Purchaser) for each of the Properties (each an “Environmental Report,” and collectively, the “Environmental Reports”) and (ii) an engineering report prepared by EMG and certified to Purchaser (which report may be relied upon by Purchaser) with respect to the physical condition of each of the Properties (each an “Engineering Report,” and collectively, the “Engineering Reports”). Purchaser acknowledges and agrees that (i) Seller makes no representations or warranties, express or implied, with respect to the accuracy, quality, completeness, methodology of preparation or otherwise of, or concerning, EMG or the contents of the Engineering Reports or the Environmental Reports, and (ii) Seller shall have no liability whatsoever with respect to any act or omission of EMG or any of the reports, materials and other items described in clause (i) of this sentence, except to the extent same constitutes a breach of Seller’s representations, warranties, or covenants contained in Section 4.5.

           (c)      Purchaser acknowledges that (i) prior to the date of this Agreement, Purchaser has performed extensive Due Diligence with respect to the Properties (including, without limitation, review of rent rolls, Leases and Contracts, Licenses and Permits, market conditions, pending litigation, compliance with Laws, the Assumed Liabilities, the environmental condition of the Properties, and the physical and structural condition of the Properties), (ii) Purchaser is satisfied with the results of such Due Diligence, (iii) the Purchase Price reflects the results of Purchaser’s Due Diligence, (iv) except to the extent expressly set forth in this Agreement, from and after the date hereof, Purchaser is assuming all risks and adverse changes and events with respect to the Properties, and (v) after the date hereof, Purchaser shall not have the right to terminate this Agreement, except as expressly set forth herein.

           3.2.      Ongoing Site Visits. (a) Purchaser and its agents, contractors, consultants and representatives (the “Consultants”) will have reasonable access to the Properties on at least one (1) Business Day’s prior notice to Seller (which notice may be delivered by telephone to Leonard Brumberg ((212) 869-3000 ext. 3306), but, regardless of the manner in which delivered, such delivery must occur before 1:00 p.m. New York time on the Business Day prior to the day upon which access is desired) during reasonable times as mutually agreed upon by Seller and Purchaser solely for the purpose of (i) inspecting the physical and structural condition of the Properties and conducting non-intrusive physical inspections and tests (physically intrusive shall not mean activities that to a de minimis extent may cause a restoration obligation under this Agreement or involve taking minor sampling of building materials and the roofs and sampling for asbestos), and (ii) monitoring the ongoing operations of the Properties (including, without limitation, the Tenants’ performance of their respective obligations under their Leases); provided, however, that such monitoring will not unreasonably disrupt or disturb (x) the ongoing operation of the Properties; (y) any services to the Properties; or (z) the quiet possession of any Tenants under Leases. Seller will make reasonable efforts to have an agent available to accompany Purchaser or any Consultants, and in all events Seller shall have the right to have a representative present during any such visits or inspections to any Property; provided, however, that if Seller elects not to have a representative present during any such visits or inspections to the Properties, Purchaser may nonetheless access the Properties in accordance with the terms of this Section 3.2 and the other terms of this Agreement. Purchaser may request any and all publicly available information about the Properties from Governmental Entities but will not disclose to any Governmental Entity the results of any Due Diligence conducted, or any matter observed during Purchaser’s on-site visits and/or monitoring either before or after the date hereof, at any Property without Seller’s prior written consent, except to the extent required by Law. From and after the date hereof, if Purchaser desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Purchaser will identify in writing what procedures Purchaser desires to perform and request Seller’s express written consent. Seller may withhold or condition consent to any physically intrusive Due Diligence in Seller’s sole and absolute discretion (other than with respect to roof samples and core samples of the asphalt on parking lots for which Seller’s approval shall not be unreasonably withheld or delayed), and in no event will Purchaser be permitted to perform any Phase II environmental inspection of any Property. If Seller objects to the procedures requested by Purchaser, Seller will describe the basis for its objection to Purchaser and may (but will not be obligated to) propose to Purchaser a reasonable alternative for resolving the issue giving rise to the request for intrusive Due Diligence. Upon receipt of Seller’s written consent, if granted, Purchaser and all Consultants shall, in performing the Due Diligence, comply with the agreed upon procedures and with any and all Laws applicable to the Properties and will not engage in any activities that would violate any Licenses and Permits or Laws in any material respect. Purchaser and any Consultants will (i) promptly pay when due the reasonable third-party costs of all entry and inspections and examinations done with regard to the Properties and (ii) promptly restore the Properties to the condition, in all material respects, in which the same were found before any such entry upon the Properties and inspection or examination was undertaken.

           (b)      If, and to the extent that, as a result of (i) Purchaser’s ongoing investigations concerning the physical condition of the Properties (or any of them), the parties agree in good faith that capital improvements or repairs of a capital nature are required by Law, or (ii) emergency conditions that create a risk of injury to persons or material damage to property, then (y) Seller shall make such capital improvements and/or perform such repairs and (z) at Closing (or upon the termination of this Agreement, in the event that such termination is caused by a default by Purchaser), Purchaser shall reimburse Seller for the cost thereof, provided that Purchaser has requested that Seller make such capital improvements and/or repairs. Each of Seller and Purchaser shall have the right to approve the plans, specifications and contractual arrangements with respect to any such capital improvements and/or repairs, which approval shall not be unreasonably withheld, conditioned or delayed. This Section 3.2(b) shall survive the Closing.

           (c)      Notwithstanding anything to the contrary contained in this Agreement, subject to the terms of this Section 3.2(c), Purchaser shall have the right to conduct invasive testing with respect to the structural integrity of the improvements located on the Property in Osage Beach, Missouri. Any such invasive testing will not unreasonably disrupt or disturb (x) the ongoing operation of the Property; (y) any services to the Property; or (z) the quiet possession of any Tenants under Leases. Seller will make reasonable efforts to have an agent available to accompany Purchaser or any Consultants, and in all events Seller shall have the right to have a representative present during any such visits or inspections to any Property; provided, however, that if Seller elects not to have a representative present during any such visits or inspections to the Properties, Purchaser may nonetheless conduct such invasive testing in accordance with the terms of this Section 3.2(c) and the other terms of this Agreement. Purchaser will identify in writing what procedures Purchaser desires to perform at the Property and Purchaser and all Consultants shall, in performing the such procedures, comply with the agreed upon procedures and with any and all Laws applicable to the Property and will not engage in any activities that would violate any Licenses and Permits or Laws in any material respect. Purchaser and any Consultants will (i) promptly pay when due the reasonable third-party costs of all invasive testing done with regard to the Property and (ii) promptly restore the Property to the condition, in all material respects, in which the same was found before any such invasive testing was undertaken.

           (d)      Purchaser may communicate or conduct interviews with any employee of Seller and/or any employees of any Tenant (with respect both to employees located at the respective Properties and those located at the respective Tenant’s corporate offices) without the requirement of having received the prior consent of Seller; provided, however, that, with respect to interviews of any individuals employed on site at any of the Properties by a Tenant, Purchaser shall notify Seller (which notice may be delivered by telephone to Leonard Brumberg ((212) 869-3000 ext. 3306)) at least one (1) Business Day in advance of any such interviews. With respect to interviews occurring at any of the Properties, any such interviews shall not unreasonably disrupt or disturb (i) the on-going operation of the Properties or Seller, (ii) any services to the Properties, or (iii) the quiet possession of any Tenants under the Leases. Seller will have the right to have a representative of Seller present at all times during any interviews with any employee of Seller or, with respect to interviews occurring at any of the Properties, during any such interviews of any Tenant’s employees.

           (e)      The results of Purchaser’s ongoing Due Diligence with respect to the Properties shall not, except as expressly provided in Section 3.4, entitle Purchaser to (i) terminate this Agreement or (ii) any reduction in, abatement of or credit against the Purchase Price. However, the foregoing sentence shall not limit, affect or otherwise impair Purchaser’s rights and remedies under this Agreement with respect to any breaches by Seller of its representations, warranties, covenants and/or other obligations hereunder.

           3.3.      Due Diligence Indemnity. (a) PURCHASER SHALL KEEP THE PROPERTIES FREE FROM ALL LIENS RESULTING FROM PURCHASER’S DUE DILIGENCE AND DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER AND THE SELLER PARTIES FROM AND AGAINST ALL CLAIMS, ACTIONS, LOSSES, LIABILITIES, DAMAGES (EXCLUDING INCIDENTAL, SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER SPECULATIVE DAMAGES), COSTS AND EXPENSES, ARISING OUT OF INJURY OR DEATH TO PERSONS OR DAMAGE TO ANY PROPERTY, INCLUDING ANY PROPERTY OF TENANTS UNDER LEASES OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS, BUT EXCLUDING ANY CLAIM, ACTION, LOSS, LIABILITY, DAMAGE, COST OR EXPENSE TO THE EXTENT THAT SELLER RECOVERS WITH RESPECT THERETO PURSUANT TO ANY INSURANCE POLICY MAINTAINED BY OR ON BEHALF OF SELLER (AND, WITHOUT PREJUDICE TO SELLER’S RIGHTS AGAINST PURCHASER HEREUNDER, SELLER AGREES TO SEEK COMPENSATION UNDER ANY SUCH INSURANCE POLICY BEFORE SEEKING COMPENSATION FROM PURCHASER)) INCURRED, SUFFERED BY, OR CLAIMED AGAINST SELLER CAUSED BY (a) PURCHASER’S OR ANY OF ITS CONSULTANTS ENTRY UPON THE PROPERTIES AND ANY DUE DILIGENCE ACTIVITIES PURSUANT TO SECTION 3.2 INCLUDING BUT NOT LIMITED TO, THE COSTS OF REMEDIATION, RESTORATION AND OTHER SIMILAR ACTIVITIES, MECHANIC’S AND MATERIALMEN’S LIENS AND ATTORNEYS’ FEES, ARISING OUT OF OR IN CONNECTION WITH THE EXERCISING OF PURCHASER’S RIGHTS UNDER SECTION 3.2; PROVIDED, HOWEVER, THAT PURCHASER SHALL HAVE NO DUTY TO DEFEND OR INDEMNIFY SELLER FOR ANY LOSSES ARISING OUT OF (i) CONDITIONS MERELY DISCOVERED, BUT NOT CAUSED OR CONTRIBUTED TO, BY PURCHASER OR ITS CONSULTANTS OR (ii) SELLER’S NEGLIGENCE OR WILLFUL OR INTENTIONAL MISCONDUCT, FRAUD OR INTENTIONAL MISREPRESENTATION, AND (b) ANY BREACH OF THIS SECTION 3.3(a) BY PURCHASER OR ANY CONSULTANT OR ANY OF THEIR RESPECTIVE PARTNERS, DIRECTORS, OFFICERS, AGENTS, MEMBERS, SHAREHOLDERS, ATTORNEYS OR REPRESENTATIVES. THE PROVISIONS OF THIS SECTION 3.3(a) SHALL SURVIVE THE CLOSING OR, IF THE TRANSFER IS NOT CONSUMMATED, ANY TERMINATION OF THIS AGREEMENT, AND SHALL NOT BE SUBJECT TO ANY LIMITATION OF LIABILITY SET FORTH HEREIN.

           (b)      Purchaser shall at all times while conducting any invasive testing maintain such reasonable insurance coverage with respect to its Due Diligence activities as the parties may agree is appropriate. If requested by Seller, Purchaser shall deliver evidence of such insurance coverage to Seller.

           3.4.      . Title and Survey. (a) After the date hereof, Purchaser will receive (i) title insurance commitments with respect to each of the Properties (each, a “Title Commitment,” and collectively, the “Title Commitments”), (ii) all documents referred to in the Title Commitments, and (iii) land surveys (each, a “Survey” and collectively, the “Surveys”) for the Properties. At such time as Purchaser’s counsel has received, with respect to any Property, (x) a Title Commitment with respect to all of the applicable Real Property, (y) copies of all of the documents referred to in such Title Commitment, and (z) a Survey that depicts the real property described, and all of the exceptions to title identified (to the extent that the same are capable of depiction, as opposed to matters such as, for example, blanket easements), in such Title Commitment, Purchaser shall be deemed to have received the “Initial Title and Survey Package” with respect to such Property. Promptly following receipt by Purchaser or its counsel of a request from Seller or its counsel as to the status of the Initial Title and Survey Package with respect to any Property, Purchaser (or its counsel) will advise Seller of any items that are required in order to complete such package. Each Survey shall be certified to Purchaser and any other parties Purchaser reasonably requests and containing a certification in substantially the form set forth on Schedule 3.4(a); provided, however, that such certification shall not be required in order for the applicable Initial Title and Survey Package to be deemed to have been received by Purchaser.

           (b)      (i) Within five (5) Business Days of the later of (y) the date of this Agreement or (z) receipt by Purchaser or its counsel of the Initial Title and Survey Package for a Property, Purchaser shall have the right to object in writing to any matter that is disclosed in the applicable Title Commitment and/or Survey and (w) indicates that the Improvements (or any portion thereof) encroach onto adjoining land or any existing improvements located on adjoining land encroach onto the Real Property, (x) prohibits or otherwise adversely affects the use or operation of the applicable Property, or the value thereof, as a retail factory outlet center, (y) may require the removal of, or alterations to, the Improvements (or any portion thereof) on the basis that such Improvements violate any applicable zoning or other land use Law or (z) is an enforceable document of record (collectively, the “Initial Objections”). Unless Purchaser shall timely object to any matter described in clauses (w) – (z) in accordance with this Section 3.4(b)(i), such matter, together with all other matters that are disclosed in any Initial Title and Survey Package (other than the Initial Objections and those matters constituting Seller’s Liens), shall be deemed to constitute “Permitted Encumbrances”. Any Initial Objections which are timely objected to by Purchaser pursuant to this Section 3.4(b)(i) are referred to collectively as the “Title Objections.”

                (ii)      Purchaser shall also have the right to object in writing to any matters that (y) are first disclosed in any revision or update of any Initial Title and Survey Package and (z) are of the nature described in clauses (w) – (z) of Section 3.4(b)(i) (collectively, “Additional Objections”). Any such objection shall be made by Purchaser, if at all, within five (5) Business Days after the receipt by Purchaser or Purchaser’s counsel of the applicable revision or update of the applicable Title Commitment or Survey, but in all events prior to the Closing. In addition, if Seller has delivered written notice to Purchaser of any Additional Objections and Purchaser fails to object to such Additional Objections on or before the fifth (5th) Business Day after receipt of such notice from Seller, or at Closing, if less than five (5) Business Days remain from receipt of that notice to Closing, time being of the essence, then such Additional Objections will constitute a Permitted Encumbrance. Unless Purchaser shall timely object to such Additional Objections in accordance with this Section 3.4(b)(ii), all such Additional Objections disclosed in any revision or update of any Title Commitment or Survey shall be deemed to constitute Permitted Encumbrances, other than those Additional Objections which Seller is obligated to pay or discharge pursuant to Section 3.4(c) (which such Additional Objections Seller shall pay or discharge in accordance with the terms of Section 3.4(c) regardless of whether objected to by Purchaser pursuant to this Section 3.4(b)(ii)). Any Additional Objections which are timely objected to by Purchaser pursuant to this Section 3.4(b)(ii) shall also constitute “Title Objections.”

                (iii)      If Seller fails, is unable or elects not to cure any Title Objection (other than those which Seller is, pursuant to the provisions of Section 3.4(c) obligated to cure), Seller shall give prompt notice to Purchaser thereof (such Title Objections, collectively, “Outstanding Title Matters”), and, in such event, the provisions of Section 10.2 (with respect to Quantifiable Outstanding Title Matters) and Section 10.4 (with respect to Non-Quantifiable Outstanding Title Matters) shall govern. The parties acknowledge and agree that, other than with respect to Seller’s Liens, Seller’s election not to cure any or all of such Title Objections shall not be, and shall not be deemed to be, a default (willful, intentional or otherwise) under this Agreement.

           (c)      (i) Notwithstanding anything to the contrary contained in this Agreement, the Permitted Encumbrances shall not include (w) any mortgage, deed of trust, or other similar lien securing the repayment of borrowed money (collectively, “Mortgages”), or (x) any lien resulting from any work performed on the Properties (or any of them) or any other monetary liens (collectively, “Monetary Liens”), or (y) any other matter affecting title executed after the date of this Agreement and placed of record after the date of the applicable Title Commitment pursuant to Seller’s consent or affirmative action or inaction, but without Purchaser’s consent (collectively, “New Matters”), or (z) any of the so-called standard exceptions set forth on the Title Commitments (e.g. inchoate liens for work that has recently been performed on the Properties on behalf of Seller, rights of tenants (other than tenants under the Leases), etc.) to the extent that such exceptions would customarily be removed by title insurance companies based on an affidavit and/or indemnity from the property owner (collectively, “Standard Exceptions”; and together with Mortgages, New Matters and Monetary Liens, collectively, “Seller’s Liens”). Seller shall, subject to the terms of Section 3.4(d) below, be required to (x) clear any and all Seller’s Liens from title on or before the Closing, and (y) to deliver at the Closing the title affidavit and/or indemnity required to be delivered pursuant to Section 6.1(r).

                (ii)      Notwithstanding the foregoing, “Seller’s Liens” shall not include, and Seller shall not have any obligation to clear, up to Five Hundred Thousand Dollars ($500,000), in the aggregate with respect to all of the Properties, in Qualified Tenant Liens. (As used in this Section 3.4, “Qualified Tenant Liens” means liens against the Properties (or any of them) resulting from work performed on, and/or materials or services supplied to or in respect of, such Property(ies) by or on behalf of any Tenant that (y) as of the Closing Date and but for the imposition of such lien(s), is not in default of the payment or performance of any of its material obligations under its Lease and (z) is required to pay, bond over or otherwise clear or remove such lien(s) pursuant to the terms of its Lease.) If the aggregate amount of Qualified Tenant Liens is greater than Five Hundred Thousand Dollars ($500,000), Seller may, in its sole discretion by notice to Purchaser, elect (and once elected, effectuate) any one of the following:

(1) reduce the Purchase Price by the excess of (x) the aggregate amount of such Qualified Tenant Liens, over (y) Five Hundred Thousand Dollars ($500,000), and proceed to the Closing;

(2) pay, bond over or otherwise clear or remove prior to Closing one or more of such Qualified Tenant Liens, such that the aggregate amount of Qualified Tenant Liens is equal to or less than Five Hundred Thousand Dollars ($500,000); or

(3) pay, bond over or otherwise clear or remove prior to Closing certain of such Qualified Tenant Liens and/or reduce the Purchase Price such that the sum of the Qualified Tenant Liens so removed of record plus such decrease in the Purchase Price equals the amount by which the Qualified Tenant Liens exceeded Five Hundred Thousand Dollars ($500,000).

                (iii)      If the aggregate amount of Qualified Tenant Liens is greater than Five Hundred Thousand Dollars ($500,000) and Seller does not make any of the elections described in Section 3.4(c)(iii)(1)-(3) prior to Closing, Purchaser will have the right to elect to (i) terminate this Agreement and receive a refund of the Deposit, and, thereafter, neither Seller nor Purchaser shall have any further liability hereunder except for those obligations which expressly survive the termination of this Agreement, or (ii) proceed to Closing without any reduction in, abatement of or credit against the Purchase Price on account of the Qualified Tenant Liens.

                (iv)      If Seller makes any of the elections described in Section 3.4(c)(iii)(1)-(3), (y) Purchaser agrees to use Good Faith Collection Procedures with respect to the collection of amounts to which Seller (or the landlord under the Lease) is entitled as a result thereof and (z) to the extent that Seller pays, bonds over or otherwise clears or removes in full all of the liens attributable to a particular Tenant, any amounts received by Purchaser in respect thereof (net of Purchaser’s out-of-pocket cost of collection in respect thereof) shall promptly be paid to Seller (and shall not be subject to the proration or apportionment provisions of this Agreement (including, without limitation, Section 2.4(b)(v)). If Seller pays, bonds over or otherwise clears or removes only a portion of the liens attributable to a particular Tenant, any amounts received by Purchaser in respect of such liens (net of Purchaser’s out-of-pocket cost of collection in respect thereof) shall (y) not be subject to the proration or apportionment provisions of this Agreement (including, without limitation, Section 2.4(b)(v)), and (z) be paid first to Purchaser, to the extent that Purchaser has paid, bonded over or otherwise cleared or removed any remaining liens attributable to such Tenant, and then to Seller. This Section 3.4(c)(iv) shall survive the Closing.

                (v)      In no event shall Purchaser have any right to indemnification from Seller with respect to Qualified Tenants Liens pursuant to Section 10.2, Article XI or otherwise. This Section 3.4(c)(v) shall survive the Closing.

           (d)      In no event shall Seller be required to incur any costs or expenses in excess of Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate, in order to attempt to eliminate Monetary Liens, provided, however, in the event any such matter is not eliminated prior to the Outside Date, Purchaser shall have the right, upon notice to Seller, to terminate this Agreement and receive a refund of the Deposit, and, thereafter, neither Seller nor Purchaser shall have any further liability hereunder except for those obligations which expressly survive the termination of this Agreement.

IV. REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Purchaser as follows:

           4.1.      Organization and Power of Seller. Each Seller is a corporation, limited partnership, limited liability company or real estate investment trust, as specified in the preamble to this Agreement, is duly formed and validly existing under the Laws of the corresponding states specified in the preamble to this Agreement, and each of them has the requisite limited partnership, limited liability company, corporate or real estate investment trust power and authority, as applicable, to carry on its business as now being conducted. Each Seller is duly qualified or licensed to do business as a foreign limited partnership, limited liability company, corporation or real estate investment trust, as applicable, and is in good standing in each jurisdiction in which the nature of its business with respect to its Properties or the ownership or leasing of the Properties makes such qualification or licensing or good standing necessary, except in each case where the failure to be so duly qualified and in good standing would not reasonably be expected to prevent or delay in any material respect the consummation of the Transfer or any other transactions contemplated by this Agreement, or the documents to be executed hereunder, or otherwise prevent Seller from performing its obligations hereunder or thereunder in any material respect.

           4.2.      Authority; Noncontravention; Consents. (a) Except as set forth in Schedule 4.2(a), Seller has the requisite power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by Seller, (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transfer and the other transactions contemplated hereunder and thereunder. Except as set forth in Schedule 4.2(a), the execution and delivery by Seller of this Agreement and all documents contemplated hereunder to be executed and delivered by Seller and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary company, entity or partnership action, and no other company, entity or partnership proceedings on the part of any Seller or its partners, shareholders or members are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by Seller, when executed and delivered will have been, duly executed and delivered by Seller and shall constitute the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

           (b)      Except as set forth in Schedule 4.2(b) and assuming receipt of the consents described in Schedule 4.2(a) and Schedule 4.2(c), the execution and delivery by Seller of this Agreement and all documents contemplated hereunder to be executed and delivered by Seller do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by Seller with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a penalty, or a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Properties under (i) the constituent organizational documents, as amended or supplemented, of each of the entities which comprise Seller, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other material agreement or instrument applicable to the Properties (or any of them) and constituting Assumed Liabilities, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to the Properties (or any of them) or to Seller with respect to the Properties (or any of them).

           (c)      No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Properties (or any of them) in connection with the execution and delivery by Seller of this Agreement and of all documents contemplated hereunder or the consummation by Seller of the transactions contemplated hereunder or thereunder, except as set forth in Schedule 4.2(c) and the ISRA process described in Section 12.14. This Section 4.2(c) is not applicable to the Branson Ground Lessor in its capacity as lessor under the Branson Ground Lease (as distinguished from its capacity as a Governmental Entity).

           4.3.      Litigation. Except as set forth in Schedule 4.3, there is no suit, action, proceeding or investigation pending or, to the Knowledge of Seller, threatened against or affecting (a) Seller that, individually or in the aggregate, if decided adversely to Seller, would reasonably be expected to prevent or delay in any material respect the consummation of the Transfer and any other transactions contemplated by this Agreement, or otherwise prevent Seller from performing its obligations hereunder in any material respect, or (b) the Properties (or any of them). Except as set forth on Schedule 4.3, there is no litigation pending between Seller and any Tenant with respect to the Properties (or any of them). Except as set forth in Schedule 4.3, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller with respect to the Properties (or any of them) that remains unsatisfied or uncured.

           4.4.      Properties. (a) Except as set forth in Schedule 4.4(a), Seller has not received any written notice to the effect that any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Properties and Seller has no Knowledge of any such proceedings.

           (b)      The rent rolls and other disclosure schedules attached hereto as part of Schedule 4.4(b) (collectively, the “Rent Roll”) list all Leases. Except as set forth on Schedule 4.4(b), all Leases are in full force and effect. The Rent Roll is true, correct and complete in all material respects. Except as entered into by Seller pursuant to the express terms of Section 6.2 and except as set forth on Schedule 4.4(c)-1 hereof, no Leases shall exist on the Closing Date other than the Leases listed on the Rent Roll. “Lease” means each lease, license or other right of occupancy affecting or relating to a Property in which Seller is the landlord, either pursuant to the lease agreement or as successor to any prior landlord (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements executed by a Tenant or guarantor with respect thereto), but shall not include subleases, franchise agreements, concession agreements or similar occupancy agreements entered into by Tenants or subtenants which by their nature are subject to Leases. Seller has delivered to Purchaser true, correct and complete copies of all Leases. Each Tenant under the Leases is a bona fide tenant in possession or has a right to possession of the premises demised thereunder. Each of the Leases is in full force and effect and except as disclosed on the Rent Roll, none of the Leases has been modified, amended or rescinded. The rights of each Tenant thereunder are as tenants only and, to Seller’s Knowledge, none of the Leases has been assigned by the Tenant. Seller has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on Schedule 4.4(b). All of the Leases are assignable by Seller as contemplated by this Agreement without the consent of any other party. Except as set forth in Schedule 4.3 or Schedule 4.4(b), to the Knowledge of Seller, (x) no Tenant is in material breach or default under (and there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by any Tenant under) any Lease, which breach or default remains uncured, and (y) Seller is not in material breach or default under (and there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any material term by Seller under) any Lease, which breach or default remains uncured. Seller has not received written notice that it is in material breach or default under any Lease, which breach or default remains uncured.

           (c)      Schedule 4.4(c)-1 sets forth a complete list of all Leases which have been executed, but are either not yet included on the Rent Roll or not yet open for business. Schedule 4.4(c)-2 sets forth a correct and complete list of Tenants for which Seller has received written notice of any moveout, lease termination or lease cancellation.

           (d)      Except as set forth on Schedule 4.4(d) or as approved in writing by Purchaser, no Tenants have been granted under their Leases any options to purchase the Properties (or any portion of any or all of them) or any rights of first refusal to purchase the Properties (or any portion of any or all of them). No Person (other than Purchaser) has a conditional or unconditional right or option to purchase or to ground lease all or any portion of the Properties.

           (e)      No Tenant has been promised or given a loan by Seller with respect to any Lease or any of the Properties.

           (f)      Schedule 4.4(f) contains a true, correct and complete list of all casualty, commercial liability, employment, professional liability and crime insurance policies maintained by Seller with respect to the Properties. These policies are in full force and effect.

           (g)      Schedule 4.4(g) contains a true, correct and complete list of the unapplied portion of all Tenant Deposits that have been paid to Seller by the Tenants (or that were deposited with any predecessor in interest to Seller to the extent the predecessor has turned over Tenant Deposits to Seller or given Seller a credit therefor). Except as indicated on Schedule 4.4(g), all such Tenant Deposits are in the form of cash.

           (h)      Except as disclosed on Schedule 4.4(h), (x) no commission or fee is presently payable (or, with the passage of time, will be payable) with respect to any Lease (or any expansion, extension or renewal right contained therein), and (y) Seller has not entered into any lease brokerage agreements or lease commission agreements for which commissions may be due and payable following the Closing Date with respect to any Lease (or any expansion, extension or renewal right contained therein).

           (i)      Except as set forth on Schedule 4.4(i), all rents under all of the Leases are being paid and are current.

           (j)      Except as set forth in Schedule 4.4(j), no Tenant under a Lease is entitled to any free rent, abatement of rent or similar concession with respect to any Lease (or any expansion, extension or renewal right contained therein).

           (k)      Except (i) as set forth in Schedule 4.4(k), (ii) for items in respect of which Purchaser receives a credit at Closing pursuant to Section 2.4(e), and (iii) for Lease Expenses that are the responsibility of Purchaser pursuant to Section 2.4(e), all Lease Expenses with respect to any Lease have been paid and/or performed in full.

           (l)      Seller is the landlord under each of the Leases and has not assigned, mortgaged, pledged, sublet, hypothecated or otherwise encumbered any of its rights or interests under any of the Leases.

           4.5.      Environmental Matters. To the Knowledge of Seller, Schedule 4.5 sets forth a true, correct, and complete list of all environmental studies, investigations, reports, audits, assessments, Licenses and Permits and agreements relating to any of the Properties’ compliance with Environmental Laws within Seller’s possession or control (collectively, “Environmental Materials”). Seller has delivered to Purchaser a true, correct and complete copy of all Environmental Materials. To the Knowledge of Seller, except as may be disclosed in the Environmental Materials (including, without limitation, the Engineering Report and the Environmental Report) so made available to Purchaser, (i) Seller has not received any written notice that the Properties are not in compliance in all material respects with Environmental Laws and (ii) the Properties are not in violation of any Environmental Laws in any material respect.

           4.6.      Labor Matters. Seller is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Properties, nor does Seller know of any activities or proceedings of any labor union to organize any such employees. There are no strikes, slowdowns, work stoppages, lockouts or, to the Knowledge of Seller, threats thereof, by or with respect to any employees of the Properties. All employees of the Properties are employees of Seller. There are no employees of Seller, at the Properties (or any of them) or otherwise, who, by reason of any Federal, State, County, municipal or other law, ordinance, order, requirement or regulation, or by reason of any union or other employment contract, written or otherwise, or any other reason whatsoever, would become employees of Purchaser as a result of the purchase of the Properties by the Purchaser. There are no agreements, declarations, or other encumbrances affecting the Properties (or any of them) which would require that a minimum number of individuals be employed at the Properties (or any of them) or would prohibit Purchaser from terminating employees at will.

           4.7.      Taxes. (a) Seller and its Affiliates have timely paid all Taxes payable by it for the Pre-Closing Taxable Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which could result in a Lien on any Property.

           (b)      Seller and its Affiliates have timely paid all Taxes payable by it for the Pre-Closing Taxable Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would otherwise materially adversely affect the Properties or could result in Purchaser becoming liable or responsible therefor.

           (c)      Except as set forth on Schedule 4.7, no tax certiorari proceeds with respect to any of the Properties is presently pending or remains outstanding.

           4.8.      Compliance with Laws. Except as set forth in Schedule 4.8, (i) Seller has not received written notice of any violation of Laws affecting any portion of the Properties (or the use thereof) issued by any Governmental Entity that remains uncured, and (ii) to the Knowledge of Seller, Seller has not violated in any material respect or failed to comply in any material respect with any Law or License and Permit applicable to the Properties. To the Knowledge of Seller, the Licenses and Permits constitute all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements (a) issued, approved or granted by any Governmental Entity, and (b) required in connection with Seller’s current ownership and operation of the Properties. To the Knowledge of Seller all material Licenses and Permits are in full force and effect in all material respects. Notwithstanding the foregoing, Seller makes no representation under this Section 4.8 as to compliance with the Americans with Disabilities Act of 1990, as amended.

           4.9.      Brokers and Finders. Seller has not had any contact or dealings regarding the Properties, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein, except for Merrill Lynch & Co. (any fees of which shall be paid by Purchaser).

           4.10.      Contracts. Schedule 4.10 attached hereto is a true, correct, and complete list of all Contracts relating to the Properties (or any of them). Seller has made available to Purchaser for Purchaser’s review a correct and complete copy of each Contract. Seller has not received any written notice that it is in violation of or in default under any of the Contracts, which violation or default remains uncured as of the date hereof, and to the Knowledge of Seller, Seller is not in violation of or in default under any of the Contracts. Seller has not given any written notice to any party to any Contract informing it that such party is, and to the Knowledge of Seller, no such party is, in violation of or in default of any material term under any of the Contracts, which violation or default remains uncured. Except as set forth on Schedule 4.10, each Contract is in full force and effect. Except as set forth on Schedule 4.10, no party to a Contract is an Affiliate of any Seller Party.

           4.11.      [Intentionally Omitted]

           4.12.      Branson Ground Lease. Seller has not received any written notice of, and Seller is not in violation of or in default (and to the Knowledge of Seller, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default by Seller, other than obtaining the consents contemplated hereunder) under, the Branson Ground Lease, which violation or default remains uncured. Seller has not given any written notice to the Branson Ground Lessor informing the Branson Ground Lessor that it is, and to the Knowledge of Seller, the Branson Ground Lessor is not, in violation of or in default under the Branson Ground Lease, which violation or default remains uncured. The Branson Ground Lease is in full force and effect. Seller has delivered to Purchaser a true, correct and complete copy of the Branson Ground Lease.

           4.13.      Reciprocal Easement Agreements. There are no reciprocal easement agreements or other operating easement agreements relating to the Properties.

           4.14.      Intellectual Property. To the Knowledge of Seller, other than as listed on Schedule 4.14 and/or Schedule 1.1(a)(vi), Seller has no Intellectual Property which is used by Seller solely with respect to the Properties (or any of them). Except as set forth on Schedule 4.13 and/or Schedule 1.1(a)(vi), there is no claim pending or to the Knowledge of Seller, threatened against Seller in respect of the ownership and/or operation of the Properties with respect to any alleged infringement of any Intellectual Property owned by another. Except as set forth in the second sentence of this Section 4.13 or in any closing document delivered by Seller, Seller is not making any representation or warranty, express or implied, to the validity of any Intellectual Property used by Seller with respect to the Properties.

           4.15.      Insolvency. There are no voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, pending or, to the Knowledge of Seller, threatened against Seller.

           4.16.      United States Person. Each Seller is a "United States Person" within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Code.

           4.17.      Jackson Purchase Contract. Seller has not received any written notice alleging a default by Seller, and Seller is not in violation of or in default, under the Jackson Purchase Contract, and Seller has not given any written notice to the Jackson Vendor under the Jackson Purchase Contract informing the Jackson Vendor that it is (and to the Knowledge of Seller, the Jackson Vendor is not) in violation of or in default under the Jackson Purchase Contract. The Jackson Purchase Contract is in full force and effect. Seller has delivered to Purchaser a true, correct and complete copy of the Jackson Purchase Contract. Seller has paid $200,000 in respect of the “Earnest Money Deposit” (as such term is defined in Section 2(A) the Jackson Purchase Contract) (such amount, as the same may be increased from time to time, together with the additional $50,000 deposit to be made by Seller on November 15, 2002 pursuant to the terms of the Jackson Purchase Contract, the “Jackson Contract Deposit”). If Purchaser delivers the Jackson Rejection Notice pursuant to Section 6.7(c), this Section 4.17 shall be of no further force of effect.

           4.18.      Other Transaction. Seller and certain of its Affiliates have entered into one or more definitive agreements with respect to the acquisition of more than fifty (50) retail properties for an aggregate amount in excess of Four Hundred Million and NO/100 Dollars ($400,000,000) (such agreement, the “Other Purchase Agreement” and the transactions contemplated thereby, the “Other Transaction”). The Other Purchase Agreement is subject to certain contingencies and other conditions to closing. The Other Purchase Agreement is in full force and effect.

           4.19.      Operating Statements. The operating statements relating to the Properties that have previously been delivered to the Purchaser, are true and correct in all material respects and, to the Knowledge of Seller, do not contain untrue statements of any material facts or omit to state a material fact necessary to make the information contained therein not misleading in any material respect. The operating statements were prepared in accordance with generally accepted accounting principles, consistently applied. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, with respect to future revenues or expenses relating to the ownership and operation of the Properties (or any of them).

           4.20.      Assignment of Contracts and Licenses and Permits. Other than with respect to the Branson Ground Lease, the assignment of the Contracts and the Licenses and Permits does not require the consent, authorization, approval or waiver of any third person or entity (including any Governmental Entity).

           4.21.      Definition of Knowledge of Seller. As used in this Agreement, the phrase to the “Knowledge of Seller” (or words of similar import) means the current, actual, conscious (and not constructive or implied) knowledge of Glenn Rufrano, John Roche, Steven Siegel, Leonard Brumberg and Peter Donohue without (a) having made a review of files or other independent inquiry, other than an inquiry of the property manager of each Property as to the truth and accuracy of the representations and warranties set forth in this Article IV, or (b) imputation of the knowledge of any other person (other than to the extent disclosed by any such property manager). Seller represents and warrants that the foregoing individuals constitute those of Seller’s executive personnel who are most familiar with the Properties. No such individual shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto or any of the representations made by Seller being or becoming untrue, inaccurate or incomplete in any respect.

           4.22.      Schedule References. Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is clearly apparent.

           4.23.      Seller to Amend Representations. At the Closing, Seller shall (and, at any time and from time to time, prior to the Closing, Seller shall have the right to), amend or supplement its qualifications to the representations and warranties in this Article IV, by amendment of the Schedules hereto or otherwise to reflect changes in facts or conditions or to correct any immaterial factual inaccuracies; provided, however, that no such amendment or supplement will be deemed to cure any breach of any representation or warranty made in this Article IV or have any effect on the conditions in Section 9.4(a) or remedies set forth in Section 11.2 with respect to any factual inaccuracy that existed when this Agreement was entered into but will be deemed to cure any breach or inaccuracy for all purposes under this Agreement arising from a change in facts or conditions after the date hereof so long as the change was not caused by Seller’s breach of this Agreement.

           4.24.      Seller’s Representations Deemed Modified; Notification of Breaches Prior to Closing. (a) For purposes of this Agreement, the phrase to the “Knowledge of Purchaser” (or words of similar import) means the current, actual, conscious (and not constructive or implied) knowledge of David Bloom, Danielle DeVita Cerza, Michael J. Clarke, Tom Davis, Denise Elmer, John Klein and Mark Silvestri, without imputation of the knowledge of any other person. Purchaser represents and warrants that the foregoing individuals constitute those of Purchaser’s executive personnel who, as of the Closing Date, will be most familiar with the Properties and the results of Purchaser’s Due Diligence. No such individual shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto.

           (b)      If, prior to Closing, Purchaser has Knowledge that any of Seller’s representations or warranties are untrue, incorrect or incomplete in any respect (each, a “Breach”), Purchaser shall provide written notice thereof to Seller at or prior to Closing. Seller shall not have any liability for a breach of representation or warranty, or any Losses resulting therefrom, by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy is actually Known by Purchaser at the time of the Closing and Purchaser nevertheless proceeds to consummate the Closing without having notified Seller with respect thereto and such representations and warranties shall be deemed modified to reflect Purchaser’s Knowledge.

V. REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Seller as follows:

           5.1.      Organization, Standing and Power of Purchaser. Purchaser is a limited partnership, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted except in each case where the failure to be in good standing would not reasonably be expected to prevent or delay in any material respect the consummation of the Transfer or any other transactions contemplated by this Agreement, or the documents to be executed hereunder, or otherwise prevent Purchaser from performing its obligations hereunder or thereunder in any material respect.

           5.2.      Authority; Noncontravention; Consents. (a) Purchaser has the requisite corporate power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by Purchaser, (ii) to perform its obligations hereunder and thereunder, and (iii) to consummate the Transfer and the other transactions contemplated hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be entered into by Purchaser and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser or its stockholders is necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by Purchaser when executed and delivered will have been, duly executed and delivered by Purchaser and constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights or general principles of equity.

           (b)      The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be entered into by Purchaser do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance by Purchaser with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a penalty, or a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under (i) its certificate or articles of incorporation or bylaws, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement, instrument or Licenses and Permits applicable to Purchaser or its properties or assets, or (iii) any Laws applicable to Purchaser or its properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that, individually or in the aggregate, would not reasonably be expected to impair or interfere in any material respect with the consummation of the Transfer or any other transactions contemplated by this Agreement or in the documents contemplated to be executed hereunder, or otherwise prevent Purchaser from performing its obligations hereunder in any material respect.

           (c)      No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be entered into by Purchaser to which it is a party or the consummation by Purchaser of any of the transactions contemplated hereunder or thereunder.

           5.3.      Brokers and Finders. Purchaser has not had any contact or dealings regarding the Properties, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein, except for Merrill Lynch & Co. (any fees of which shall be paid by Purchaser).

           5.4.      Funding. At Closing Purchaser will have sufficient cash or undrawn lines of credit to perform all of its obligations hereunder.

           5.5.      Right to Amend Representations. Purchaser shall have the right from time to time prior to the Closing by notice to Seller to amend or supplement its qualifications to the representations and warranties in this Article V, by amendment of the Schedules hereto or otherwise to reflect changes in facts or conditions or to correct any immaterial factual inaccuracies; provided, however, that no such amendment or supplement will be deemed to cure any breach of any representation or warranty made in this Article V or have any effect on the conditions in Section 9.3(a) or remedies set forth in Section 11.3 with respect to any factual inaccuracy that existed when this Agreement was entered into but will be deemed to cure any breach or inaccuracy for all purposes under this Agreement arising from a change in facts or conditions after the date hereof so long as the change was not caused by Purchaser’s breach of this Agreement.

VI. COVENANTS

           6.1.      Conduct of Seller’s Business Pending Transfer. Prior to the Closing Date or the earlier termination of this Agreement, except as (i) specifically contemplated by this Agreement, or (ii) consented to in writing by one Purchaser representative identified on Schedule 6.1 and one Seller representative identified on Schedule 6.1, Seller will, from and after the date hereof:

           (a)      Continue to operate, manage, lease and maintain the Properties in the usual, regular and ordinary course and in substantially the same manner as heretofore, subject to ordinary wear and tear;

           (b)      Perform all of the landlord's material obligations under the Leases in a timely manner, and use commercially reasonable efforts to enforce the obligations of the Tenants thereunder;

           (c)      Promptly, but in all events prior to the Closing, deliver to Purchaser copies of all material notices delivered or received by Seller in connection with the Leases.

           (d)      Perform all of the tenant’s material obligations under the Branson Ground Lease in a timely manner, and use commercially reasonable efforts to enforce the obligations of Branson Ground Lessor thereunder and to keep the Branson Ground Lease in full force and effect;

           (e)      Perform all of Seller's material obligations under the Contracts, and use commercially reasonable efforts to enforce the obligations of the contractors thereunder;

           (f)      Promptly, but in all events prior to the Closing, deliver to Purchaser copies of all material notices delivered or received by Seller in connection with the Contracts.

           (g)      Prior to the Closing, terminate all Contracts with any Seller Party and all other Contracts that Purchaser requests be so terminated (provided that said other Contracts are, by their terms, so terminable);

           (h)      Confer on a regular basis with one or more representatives of Purchaser to report operational matters of materiality and any proposals to engage in material transactions;

           (i)      Promptly notify Purchaser of any material emergency or other material change at the Properties, including any casualty or condemnation that directly affects any portion of the Properties;

           (j)      Maintain its books and records with respect to the Properties in accordance with the accounting principles currently utilized by it, consistently applied, and not change in any material manner any of their methods, principles or practices of accounting currently in effect, except as may be required by applicable Law or GAAP;

           (k)      Duly and timely file all reports, Tax Returns and other documents relating to the Properties required to be filed with federal, state, local and other Governmental Entities, subject to extensions permitted by Law;

           (l)      Not (i) encumber or subject to any Lien any of the Properties, (ii) except to effect the transactions contemplated under this Agreement or as expressly permitted by the terms of this Agreement, modify, amend, supplement, terminate or assign any or all of the Licenses and Permits, the Contracts, the Leases and the Branson Ground Lease, (iii) subject to Section 6.7 and Section 6.10, transfer, sell, assign, or terminate any of the Contracts, or (iv) enter into any management, operating, listing, brokerage, supply and maintenance agreement that is not terminable by Seller without penalty or payment of fee upon the sale of the Properties and upon thirty-one (31) days prior written notice or less;

           (m)      Not amend any material terms of any Contract without obtaining the prior written consent of Purchaser except as expressly permitted by the terms of this Agreement (including, without limitation, Section 6.1(x));

           (n)      Give Purchaser prompt notice of all insurance claims and/or other litigation, and defend such claims and/or other litigation;

           (o)      Keep in full force and effect with respect to the Properties policies of insurance providing coverage at least as extensive as the policies covering the Properties on the date hereof;

           (p)      Use commercially reasonable good faith efforts to obtain the consents required to consummate the Transfer and the other transactions contemplated by this Agreement;

           (q)      Use commercially reasonable good faith efforts to obtain the consents, if any, required to permit the assignment of Non-Assignable Contracts.

           (r)      Provide to the Title Company the form of the affidavits and/or indemnities attached as Exhibit 6.1(r) and other customary and commercially reasonable affidavits and/or indemnities, documents and information necessary for the Title Company to insure title to the Properties subject only to the Permitted Encumbrances for the benefit of Purchaser;

           (s)      In the event Seller becomes aware or has Knowledge that any of Seller’s representations and warranties made hereunder are inaccurate, untrue or incorrect in any respect, promptly notify Purchaser with a reasonably detailed description of the inaccuracy (but, in all events, prior to the Closing);

           (t)      Not settle any insurance claims or other litigation that would materially and adversely affect the Properties after the Closing without Purchaser’s consent;

           (u)      Not, without having received Purchaser’s consent, remove any Personal Property without replacing same with similar property of like functionality and appearance having equal or greater value; provided, however, that the foregoing shall not prohibit Seller from removing and/or disposing of Personal Property in connection with the operation of the Properties (or any of them) in the ordinary course and in accordance with Section 6.1(a);

           (v)      Not perform any capital renovations or alterations with respect to any of the Properties (or any part thereof) without Purchaser’s consent, except (i) in connection with the operation of the Properties (or any of them) in the ordinary course and in accordance with Section 6.1(a), (ii) as expressly permitted by the terms this Agreement following a casualty or condemnation, or (iii) as required by any Lease or applicable Law;

           (w)      Not apply any Tenant Deposits to delinquent Rentals or other amounts owed by a Tenant while such Tenant is in possession of space under its Lease without Purchaser’s consent;

           (x)      Not enter into a Contract or any other material agreement affecting the Property without Purchaser’s consent other than in the ordinary course (and then, in such event, only if said contract is freely terminable at Closing and upon thirty-one (31) days (or less) prior written notice); Seller shall promptly apprise Purchaser of all Contracts and other agreements entered into after the date of this Agreement (and deliver to Purchaser copies thereof with such apprisal, but in all events prior to the Closing);

           (y)      At or prior to Closing deliver evidence of the termination of (i) all management and leasing agreements related to the Properties and (ii) all other Contracts that Seller is obligated to terminate pursuant to the terms of this Agreement; and

           (z)      Within two (2) Business Days after the closing of the Other Transaction, give written notice to Purchaser thereof.

           6.2.      Leasing. Seller will conduct its leasing activities consistent with past practices subject to changes consistent with prevailing market practices. Seller shall not enter into any new lease, or amend, modify or terminate any Lease without Purchaser’s prior written consent (other than pursuant to any option and/or renewal right that are set forth in such Lease). Seller will promptly (but, in all events, prior to the Closing), apprise Purchaser of leasing activities with respect to the Properties, including notice of any loans made by Seller to any Tenant (and deliver to Purchaser copies of all Leases and other relevant documents with such apprisal). Any notice from Purchaser rejecting a proposed new lease or amendment, modification or termination of any Lease shall include a description of the reasons for Purchaser’s rejection. Seller shall provide Purchaser with monthly leasing reports and shall permit Purchaser to attend all leasing meetings.

           6.3.      Tenant Estoppels. (a) Seller will use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates in an Acceptable Form from each of the Tenants. Seller covenants that Seller shall deliver an estoppel certificate in the form of Exhibit 6.3 to each of the Tenants. Seller shall deliver to Purchaser each executed estoppel certificate promptly following Seller's receipt thereof.

           (b)      If any estoppel certificate received from a Tenant contains one or more exceptions noted by such Tenant, and Seller is unable or unwilling to remedy such exceptions prior to the Closing, Seller shall give prompt notice to Purchaser thereof (such unremedied exceptions, collectively, “Estoppel Exceptions”), and, in such event, the provisions of Section 10.2 (with respect to Quantifiable Estoppel Exceptions) and Section 10.4 (with respect to Non-Quantifiable Estoppel Exceptions) shall govern.

           (c)      If Seller shall fail to receive and deliver to Purchaser at or prior to the Closing an estoppel certificate from any Tenant and, after the Closing, such Tenant asserts any Claim which would have constituted an Estoppel Exception if the same had been identified in an estoppel certificate delivered to Purchaser prior to the Closing, Losses in respect of such Claim shall be subject to indemnification pursuant to, and in accordance with, the provisions of Article XI of this Agreement; provided, however, that such Losses (i) shall be subject to Section 11.5(b), (ii) shall be subject to the $5,000,000 limitation on liability set forth in Section 11.5(a), but (iii) shall not be subject to the Deductible Amount (and, for purposes of any such Losses, the Deductible Amount shall be reduced to zero). The provisions of this Section 6.3(c) shall survive the Closing.

           6.4.      Other Actions. Each of Seller and Purchaser will not take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue as of the Closing Date, (ii) any of the representations and warranties of such party that are not so qualified becoming untrue in any material respect as of the Closing Date, or (iii) any of the conditions to the Closing set forth in Article IX not being satisfied.

           6.5.      No Solicitation. Seller agrees that it will not, directly or indirectly, and it will not authorize or direct any of its representatives to, solicit or negotiate to sell or otherwise dispose of, or deliver information designed to facilitate a potential bid to acquire, any of the Properties without Purchaser’s prior written consent until such time as this Agreement has been terminated.

           6.6.      Tenant Litigation. (a) All litigation initiated by Seller against any Tenant in possession on the Closing Date shall be assigned to Purchaser at the Closing except such litigation which Purchaser elects not to accept by notice to Seller delivered prior to the Closing. Purchaser shall not settle or compromise any such litigation in a manner that disproportionately benefits Purchaser. Any net recoveries (after the recovery of reasonable legal fees and expenses) related to the foregoing shall be treated as collections of Delinquent Rentals and shall be apportioned between Purchaser and Seller as provided in Section 2.4. In the event any counterclaims are asserted against Seller in such litigation, (i) Purchaser will not have the right to settle or compromise any such counterclaim without the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, and (ii) Seller and Purchaser shall cooperate in the defense of such counterclaims. Without Purchaser’s consent, Seller shall not initiate any litigation against any Tenant in possession.

           (b)      All litigation initiated by Seller against any Tenant which Purchaser elects not to accept under Section 6.6(a) shall be retained by Seller and not assigned to Purchaser. Any recoveries related to the foregoing shall (after the recovery of reasonable legal fees and expenses) shall be treated as collections of Delinquent Rentals and shall be apportioned between Purchaser and Seller as provided in Section 2.4 (except that the fifth (5th) sentence of Section 2.4(b)(v) shall be deemed to read “All Rentals and other amounts collected by Purchaser from and after Closing from each Tenant will be applied as of the date of receipt first to the amounts owed for the month (or other relevant period) in which the Closing Date occurs, then to delinquencies owed by that Tenant to Seller and, thereafter, to all other delinquencies or other amounts owed by that Tenant to Purchaser.”), and Seller shall not settle or compromise any such litigation without Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed.

           (c)      The provisions of this Section 6.6 shall survive the Closing.

           6.7.      Jackson Purchase Contract; Additional Development Square Footage. (a) Seller shall perform all of its obligations under the Jackson Purchase Contract and otherwise shall use its good faith commercially reasonable efforts to enforce the obligations of the contract-vendor (the “Jackson Vendor”) thereunder, and keep the Jackson Purchase Contract in full force and effect at all times prior to the Closing, and shall make the payment of the $50,000 extension payment when same is due (and, promptly after the making of such payment, shall provide Purchaser with evidence thereof). Without the prior consent of Purchaser, Seller shall not modify, supplement, or withdraw the development plans or applications in respect of Additional Development Square Footage that have been previously disclosed to Purchaser. Seller shall not terminate, modify or amend the Jackson Purchase Contract without Purchaser’s prior written consent. Seller shall promptly (but, in all events, prior to the Closing) deliver to Purchaser copies of all material notices delivered or received by Seller with respect to the Jackson Purchase Contract.

           (b)      Purchaser and Seller each hereby acknowledges and agrees that (i) Purchaser shall have no obligation whatsoever to (A) seek approval for, or maximize the amount of, Additional Development Square Footage, or (B) if it shall so seek approval for, or maximize the amount of, Additional Development Square Footage, to do so within three (3) years of the Closing, (ii) in electing to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has not relied on the availability of any Additional Development Square Footage and Seller has not relied on the receipt of the Development Rights Consideration, (iii) the approval of Additional Development Square Footage is not a condition to Closing, and (iv) in no event shall Seller’s failure to obtain any Additional Development Square Footage prior to the Closing constitute a default under this Agreement or release either Seller or Purchaser from its obligations hereunder. Purchaser shall, for a period of three (3) years after the Closing, endeavor to provide Seller with reasonable prior notice of any and all public hearings with respect to the Additional Development Square Footage (provided Purchaser shall have no liability to Seller for the failure to so notify Seller), and Seller shall have the right to attend all such hearings. If Purchaser, in the exercise of its sole discretion elects to proceed with improvements requiring the Additional Development Rights Square Footage, Purchaser shall, upon request from Seller from time to time, provide Seller with a statement notifying Seller of the status of Purchaser’s application to the Jackson Township Planning Board for approval of the Additional Development Square Footage. The provisions of this Section 6.7(b) shall survive (i) the delivery of the Jackson Rejection Notice and (ii) the Closing.

           (c)      Prior to 3:00 p.m. on Thursday, November 14, 2002, as to which time and date time shall be of the essence, Purchaser shall have the right (in its sole and absolute discretion) to deliver notice (the “Jackson Rejection Notice”) to Seller terminating all of the obligations of Seller and Purchaser under this Agreement with respect to the Jackson Purchase Agreement.

           (d)      Provided that Purchaser does not deliver the Jackson Rejection Notice pursuant to Section 6.7(c), from and after the Closing, (x) at Purchaser’s request, Seller shall take such actions as directed by Purchaser to (i) provide to Purchaser the benefits of the Jackson Purchase Contract, (ii) enforce, at the request of Purchaser, for the account of Purchaser, any rights of Seller arising thereunder and (iii) deliver to Purchaser, promptly following receipt or delivery by Seller, a copy of all notices received or delivered in connection with the Jackson Purchase Contract and (y) Seller shall not take any actions, other than those actions requested by Purchaser. Notwithstanding the foregoing, Seller will not be required to incur any liability or pay any consideration in connection with the foregoing and Purchaser will promptly reimburse Seller for any cost or expense incurred by Seller in performing the Jackson Purchase Contract. The provisions of this Section 6.7(d) shall survive the Closing, but not the delivery of the Jackson Rejection Notice or the termination of this Agreement (in its entirety).

           (e)      If Purchaser delivers the Jackson Rejection Notice pursuant to and in accordance with Section 6.7(c), (i) Purchaser shall have no further rights with respect to, or interest in, the Jackson Purchase Contract and Seller shall be entitled to take any and all actions with respect to the Jackson Purchase Contract (including, without limitation, the termination of such contract or the consummation of the transactions contemplated thereby) and/or the Additional Jackson Parcel as Seller may desire (in its sole and absolute discretion) and (ii) except as provided in Section 2.1(b), Section 6.7(b) and in clause (i) of this Section 6.7(e), the provisions of this Agreement with respect to the Jackson Purchase Contract and the Additional Jackson Parcel shall be of no further force of effect.

           6.8.      Other Transaction. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 6.4 and Section 7.2), Seller shall have no obligation whatsoever to Purchaser to consummate the Other Transaction. Purchaser hereby acknowledges its understanding that the consummation of the Other Transaction is within Seller’s sole and absolute discretion and Seller has no obligation to consummate the Other Transaction, and Purchaser hereby acknowledges and agrees that it has executed and delivered this Agreement and agreed to be bound hereby on the basis of such understanding and with the knowledge that the Other Transaction may not be consummated. The provisions of this Section 6.8 shall survive the Closing or a termination of this Agreement.

           6.9.      [Intentionally Omitted]

           6.10.      Branson Ground Lease. Promptly after the date hereof, Seller and Purchaser shall jointly request the Branson Ground Lessor’s consent to the assignment of the Branson Ground Lease to Purchaser (the “Branson Consent”) and an estoppel certificate from the Branson Ground Lessor that states that the Branson Ground Lease is in good standing (the “Branson Estoppel”), and the parties will work together in good faith in an effort to obtain the Branson Consent and the Branson Estoppel before the Closing Date. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 9.1), if the Branson Consent has not been obtained before the Scheduled Closing Date, Purchaser shall have the right to adjourn the Scheduled Closing Date for a period of up to thirty (30) days (in which event, the Outside Date shall be deemed to have been extended for an identical period of time).

           6.11.      Osage Outparcel. Notwithstanding anything to the contrary contained herein, Seller shall not be required to transfer the Osage Outparcel to Purchaser, and Purchaser shall not be entitled to acquire the Osage Outparcel from Seller pursuant to the terms of this Agreement. On the Closing Date, Seller (and any other necessary party) shall execute and deliver to the Title Company, for recordation against the Osage Outparcel, an instrument (the “Osage CC&R”) in form and content reasonably satisfactory to Purchaser and Seller, pursuant to which instrument Seller shall agree that for so long as the principal use of the Property in Osage Beach, Missouri is a retail factory outlet mall, the Osage Outparcel may not be used, in whole or in part, as a retail factory outlet mall. Seller shall cause the Title Company to record the Osage CC&R against the Osage Outparcel promptly following the Closing Date and shall provide to Purchaser evidence of the recordation thereof promptly thereafter. The provisions of this Section 6.11 shall survive the Closing.

           6.12.      Purchaser’s Consent. If, pursuant to any provision of this Article VI, Purchaser’s consent is required, such consent may be granted or withheld by Purchaser in the exercise of its sole discretion; provided, however, that if any Lease, Contract or other instrument or agreement in respect of which Purchaser’s consent is required (i) requires that Seller’s consent be given under the applicable circumstances, then Purchaser shall be deemed to have approved such action or (ii) provided that Seller’s consent shall not be unreasonably withheld (or shall be governed by some other standard), then Purchaser shall not unreasonably withhold its consent (or shall grant or deny such consent in accordance with such other standard).

VII. ADDITIONAL AGREEMENTS

           7.1.      Access to Information; Confidentiality. (a) Subject to the Confidentiality Agreement dated as of June 12, 2002, as modified by Section 7.1(b) hereof, between Purchaser and Seller (as so modified, the “Confidentiality Agreement”), and subject to the restrictions contained in confidentiality agreements to which Seller is subject, Seller will afford to Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser, reasonable access during normal business hours prior to the Closing to the Properties and all books, contracts, commitments, personnel and records related to the Properties and, during such period, Seller will furnish promptly to Purchaser all other information concerning the Properties as Purchaser may reasonably request. Purchaser will, and will cause its Affiliates to, and will use commercially reasonable efforts to cause their respective officers, employees, accountants, counsel, financial advisors and other representatives to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the Confidentiality Agreement; provided, however, that notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Purchaser shall have no obligation to hold any such information in confidence following the Closing.

           (b)      Notwithstanding anything in the Confidentiality Agreement to the contrary, the obligations of Purchaser set forth in this Section 7.1 and the obligations of Purchaser and Seller in the Confidentiality Agreement shall not apply to any information that is required, or that such party determines based on advice of counsel (including in house counsel) is advisable, to be disclosed by it (y) to comply with applicable securities laws or regulations or under the rules or policies of the New York Stock Exchange (“NYSE”), including in connection with the filing by such party of a registration statement under the Securities Act of 1933, as amended or (z) in connection with an offering of its securities. Without limiting but subject to the foregoing, each of Purchaser and Seller may disclose both a summary description of the material terms of this Agreement and a copy of this Agreement, and Purchaser may disclose (i) to the extent necessary to comply with applicable securities laws or the rules or policies of the NYSE or as reasonably determined by Purchaser to be advisable in connection with an offering of its securities, historical and pro forma financial information with respect to the Properties, and (ii) such information, including the location of the Properties, that would typically be disclosed in any investor or analyst call or, to the extent necessary to company with applicable securities laws or the rules or policies of the NYSE or as reasonably determined by Purchaser to be advisable in connection with an offering of its securities, in a registration statement or other public filing made under applicable securities laws or otherwise consistent with its past disclosure practices.

           7.2.      Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of Seller and Purchaser will use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Transfer and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Transfer or the consummation of the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The obligations in clause (iv) of this Section 7.2 will survive Closing.

           7.3.      Public Announcements. Purchaser and Seller will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, filing or other public statement with respect to the transactions contemplated by this Agreement, including the Transfer, and will not issue any press release prior to consultation in good faith with the other party. Purchaser and Seller have agreed to the initial form of press releases in the form attached hereto at Exhibit 7.3.

           7.4.      Conveyance Taxes. Purchaser and Seller will cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

           7.5.      Employee Matters. (a) Seller agrees that Purchaser may, in accordance with the provisions of Section 3.2(d) hereof, interview the individuals who are employed by Seller in connection with the operation of the Properties (the “Employees”). Purchaser may, but shall not be obligated to, make offers of employment to any of the Employees who are active employees of the Properties, such offers to be effective as of the Closing Date and on such terms and conditions as may be determined by Purchaser in its sole discretion.

           (b)      Unless Purchaser hires any Seller’s employees, all amounts and benefits payable to Seller’s employees providing services to the Properties will not be prorated between the parties and shall remain the sole responsibility of Seller. If and to the extent that Purchaser hires any such employees, Purchaser will be responsible for all amounts and benefits payable to any persons (including, without limitation, persons previously employed by Seller or any of its Affiliates) after the Proration Time under Purchaser’s benefit plans, programs or arrangements.

           7.6.      Litigation Support. In the event and for so long as Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand involving any Person (other than Purchaser or any permitted assignee or designee of Purchaser under Section 12.7 under this Agreement) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction related to the period of Seller’s operation and ownership of any of the Properties, Purchaser will cooperate with Seller and its counsel in the contest or defense, make available Purchaser’s personnel (including former employees of Seller), and provide such access to Purchaser’s books and records as shall be reasonably necessary in connection with the contest or defense. Seller will reimburse Purchaser for its direct out-of-pocket expenses incurred in complying with this Section 7.6. In the event and for so long as Purchaser actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand involving any Person (other than Seller under this Agreement) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction related to the period of Seller’s operation and ownership of any of the Properties, Seller will cooperate with Purchaser and its counsel in the contest or defense, make available Seller’s personnel, and provide such access to Seller’s books and records as shall be reasonably necessary in connection with the contest or defense. Purchaser will reimburse Seller for its direct out-of-pocket expenses incurred in complying with this Section 7.6.

           7.7.      Post-Closing Access. After the Closing, Purchaser will from time to time, upon reasonable notice and during normal business hours, afford Seller access to all books and records with respect to the Properties that relate to the period of Seller’s ownership, including, without limitation, all accounting records and employment and compensation data relating to employees employed by Seller, for tax, accounting or other purposes necessary for the ongoing operation of Seller’s business or the winding up of Seller’s affairs with respect to the Properties. Purchaser will maintain all records relating to the Properties for the time period required to comply with all applicable federal and state audit periods.

           7.8.      Allocation of Purchase Price. The Purchase Price attributable to the Properties shall be allocated among the Properties in accordance with and as provided on Schedule 7.8.

           7.9.      Survival. The provisions of this Article VII shall survive the Closing or earlier termination of this Agreement.

VIII. CASUALTY AND CONDEMNATION

           8.1.      In General. If, prior to the Closing Date, a Property is destroyed or damaged by fire or other casualty or Seller receives notice of any proposed or contemplated condemnation or sale in lieu of condemnation of a Property, Seller will promptly notify Purchaser of that event and provide Purchaser with details of the extent of the damage or condemnation, which details shall include information as to the Leases that are impacted and Seller’s intended restoration plans.

           8.2.      Minor Loss. Purchaser shall be bound to purchase the Properties for the full Purchase Price as required by the terms hereof without regard to the occurrence or effect of any damage to Properties or destruction of improvements thereon or condemnation of any portion of a Property except as set forth below, provided that a Significant Portion of no Property is (a) damaged or destroyed or (b) condemned in whole or part. If a Significant Portion is not damaged or condemned, Seller will not be obligated to repair or restore such damage or destruction or condemned Property, but Seller will either (i) if all insurance or condemnation proceeds have been received, credit to Purchaser at Closing an amount equal to the amount of casualty insurance proceeds and condemnation proceeds collected by Seller as a result of such damage or destruction or condemnation plus the amount of any deductible payable under Seller’s insurance policies (not to exceed the amount of loss not covered by insurance) and the amount of insurance proceeds that would have been collected by Seller but for the application of any “aggregate limits” under the insurance policies less any sums expended by Seller toward the restoration or repair of the Properties, or (ii) if all insurance or condemnation proceeds have not been received, credit to Purchaser at Closing an amount equal to the amount of casualty insurance proceeds and condemnation proceeds collected by Seller plus the amount of any deductible payable under Seller’s insurance policies (not to exceed the amount of loss not covered by insurance) and the amount of insurance proceeds that would have been collected by Seller but for the application of any “aggregate limits” under the insurance policies less any sums expended by Seller toward restoration or repair of the Properties and give Purchaser an assignment of Seller’s right to receive that portion of the insurance or condemnation proceeds not collected before the Closing. The proceeds of any rent insurance paid in respect of any casualty will be apportioned between Seller and Purchaser as if the same were Rentals, as and when received. If all of the insurance or condemnation proceeds have not been received on the Scheduled Closing Date, Purchaser may extend the Scheduled Closing Date for up to an additional thirty (30) day period in which to obtain insurance settlement agreements with Seller’s insurers (and, in such event, the Outside Date shall be deemed to have been extended for an identical period of time), and Seller will cooperate with Purchaser in obtaining the insurance proceeds and such agreements from Seller’s insurers (whether prior to or following Closing).

           8.3.      Major Loss. If a Significant Portion of any Property is damaged or destroyed or condemned (a “Major Loss”), then within twenty (20) Business Days after receipt of notice of such damage or destruction or condemnation, Purchaser must give notice to Seller of its intention to (a) terminate this Agreement in whole, whereupon Purchaser shall be entitled to receive the Deposit and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except for such obligations that expressly survive the termination of this Agreement, (b) close the transaction in accordance with Section 8.2 as if a Major Loss had not occurred and receive the benefits of Section 8.2, or (c) request Seller to drop the affected Property as set forth below. In no event will Seller be obligated to repair or restore such damage or destruction or condemnation. If Purchaser requests Seller to drop the affected Property, Seller will give notice to Purchaser within ten (10) days of receipt of Purchaser’s request of (a) Seller’s agreement to drop the affected Property or (b) Seller’s election not to permit the affected Property to be dropped as set forth above such that a Major Loss will still exist. If Seller fails to provide notice to Purchaser within such 10-day period, Seller will be deemed to have elected to proceed in accordance with (b) above. Within five (5) Business Days of receipt of Seller’s notice or deemed election, if Seller elects (or is deemed to have elected) to proceed in accordance with (b) above, Purchaser may elect, by written notice to Seller, to either (y) terminate this Agreement in whole, whereupon Purchaser shall be entitled to receive the Deposit and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except for such obligations that expressly survive the termination of this Agreement or (z) elect to close the transaction in accordance with Section 8.2 as if a Major Loss had not occurred. If Seller does not receive Purchaser’s election within such 5-Business Day period, then Purchaser will be deemed to have elected clause (y) above. If Seller agrees to drop the affected Property pursuant to the terms of this Section 8.3 (such Property, a “Dropped Property”), (i) the defined term “Properties” shall mean the properties described on Exhibit A other than the Dropped Property, (ii) the Purchase Price shall be reduced by the amount allocated to the Dropped Property pursuant to Section 7.8, and (iii) except as modified by this Section 8.3, the terms and provisions of the Agreement shall remain unmodified and in full force and effect.

           8.4.      Additional Matters. With respect to any Property that Purchaser will acquire subject to the benefits of Section 8.2:

           (a)      Restoration Plans. Seller will obtain Purchaser’s approval, which may be given or withheld in Purchaser’s sole discretion, concerning any restoration, repair or re-construction plans for the Property. Notwithstanding the foregoing or Section 6.1(l), Seller will be permitted to incur or enter into an agreement to incur any amount necessary to effect emergency or necessary repairs related to preservation of the Property or health and safety matters or which are required by the terms of any lease or other agreement to which Seller is a party.

           (b)      Settlement of Claims. Seller will allow Purchaser to participate in the negotiations regarding the settlement of any claim for insurance and condemnation proceeds and Seller will not settle or compromise any claims related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Entity effecting the condemnation without Purchaser’s consent, which consent may be given or withheld in Purchaser’s sole discretion. Seller will promptly provide to Purchaser copies of any correspondence relating to any such claims and will promptly advise Purchaser of all material developments concerning such claims.

           (c)      Cooperation. Seller will cooperate with Purchaser to effect the assignment of the right to receive insurance or condemnation proceeds to Purchaser and will execute and deliver all such instruments as are reasonably necessary to complete that assignment.

           8.5.      Survival. The provisions of this Article VIII shall survive the Closing, but not the earlier termination of this Agreement.

IX. CLOSING

           9.1.      Closing. Subject to the satisfaction or waiver of all of the conditions to closing set forth in this Agreement (including, without limitation, Section 9.2(c)), the closing of the Transfer (the “Closing” and the date on which the Closing occurs, the “Closing Date”) will take place on December 31, 2002 (the “Scheduled Closing Date”), subject to the adjournment and extension rights expressly set forth in Section 6.10, Section 8.2 and Section 9.2(c) (for purposes of clarification, in no event shall the Scheduled Closing Date be adjourned to a date that is later than January 30, 2003). The Closing shall take place at 11:00 a.m. at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, unless another time, place is agreed to in writing by the parties. Notwithstanding anything to the contrary contained herein, Purchaser may, by written notice to Seller at any time after the Closing of the Other Transaction, accelerate the Scheduled Closing Date to a date not earlier than five (5) Business Days following delivery by Purchaser of such acceleration notice. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Closing occur after the Outside Date, as to which date TIME SHALL BE OF THE ESSENCE.

           9.2.      Conditions To Each Party's Obligation To Effect the Transfer. The respective obligations of each party to effect the Transfer will be subject to the satisfaction or waiver by the other party at or prior to the Closing Date of the following conditions:

           (a)      Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental Entity required by Purchaser or Seller to consummate the Transfer and the other transactions contemplated by this Agreement, shall have been obtained or made; provided, however, that the terminating party shall have used its reasonable best efforts to obtain or make such consents, approvals and actions of, filings with, and notices to, such Governmental Entities.

           (b)      No Injunction or Restraint. No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Transfer of all of the Properties; provided, however, that the terminating party shall have used its reasonable best efforts to prevent the entry of and to remove any such Restraints. This Section 9.2(b) is not applicable to the Branson Ground Lessor in its capacity as lessor under the Branson Ground Lease (as distinguished from its capacity as a Governmental Entity).

           (c)      ISRA Approval. Seller shall have received either an ISRA Letter of Non-Applicability or an ISRA Approval as contemplated by Section 12.14, in either case, duly executed and delivered by DEP. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 9.1), if Seller has not obtained such ISRA Letter of Non-Applicability or ISRA Approval from the DEP on or before the Scheduled Closing Date, each of Seller and Purchaser shall have the right to adjourn the Scheduled Closing Date for a period of up to thirty (30) days (in which event, the Outside Date shall be deemed to have been extended for an identical period of time).

           9.3.      Conditions To Obligations of Seller. The obligation of Seller to effect the Transfer is further subject to satisfaction or waiver by Seller of the following conditions:

           (a)      Representations and Warranties of Purchaser. Subject to Section 5.5, the representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of that date), in all material respects and Seller will have received a certificate (which may be qualified by knowledge to the same extent as the representations and warranties of Purchaser are so qualified) signed on behalf of Purchaser by an authorized officer of Purchaser, in that capacity, to that effect.

           (b)      Performance of Covenants of Purchaser. Purchaser shall have (i) performed in all material respects all covenants required to be performed by it under this Agreement, (ii) executed and delivered all documents and instruments required to be executed and delivered by it under this Agreement at the Closing, and (iii) delivered payment of the Purchase Price.

           (c)      Closing Deliveries of Purchaser. Seller will have received from Purchaser the following items:

                (i)      the Purchase Price (after application of the Deposit as provided in Section 2.1), after all adjustments are made at the Closing in accordance with this Agreement including without limitation Section 2.4, together with any other amounts to which Seller may be entitled pursuant to the terms hereof (including, without limitation, Section 12.10);

                (ii)      a counterpart original of the Lease Assignment, duly executed by Purchaser;

                (iii)      a counterpart original of the Contract Assignment, duly executed by Purchaser;

                (iv)      a counterpart original of the Intellectual Property Assignment, duly executed by Purchaser;

                (v)      a written notice, in the form attached hereto as Exhibit 9.3(c)(v), executed by Purchaser and to be addressed and delivered to the Tenants of the Properties by Purchaser and Seller, (i) acknowledging the sale of the applicable Property to Purchaser, (ii) acknowledging that Purchaser has received and that Purchaser is responsible for the Tenant Deposits transferred to Purchaser (specifying the exact amount of the Tenant Deposits transferred to Purchaser) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”);

                (vi)      a counterpart original of the Ground Lease Assignment, duly executed by Purchaser;

                (vii)      a counterpart original of the Jackson Assignment, duly executed by Purchaser; provided, however, that this clause (vii) shall be of no further force of effect (and Purchaser shall not be required to deliver such counterpart original) if Purchaser has delivered the Jackson Rejection Notice pursuant to Section 6.7(c);

                (viii)      any certificates or similar documents, if any, required by a Governmental Entity in connection with the sale of the Properties;

                (ix)      a counterpart original of the Closing Statement duly executed by Purchaser; and

                (x)      a counterpart original of the Billboard Assignment, duly executed by Purchaser.

           9.4.      Conditions To Obligations of Purchaser. The obligations of Purchaser to effect the Transfer is further subject to satisfaction or waiver by Purchaser of the following conditions:

           (a)      Representations and Warranties of Seller. (i) Subject to Section 4.23, Section 4.24(a) and Section 10.2(b), the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of that time, in all respects, and (ii) Purchaser will have received a certificate (which may be qualified by Knowledge of Seller to the same extent as the representations and warranties of Seller are so qualified) signed on behalf of Seller by an authorized officer of Seller, in that capacity, to that effect which shall be deemed a representation and warranty of Seller as of the Closing Date.

           (b)      Performance of Covenants of Seller. Seller shall have performed in all material respects all covenants required to be performed by it under this Agreement.

           (c)      Title; Title Insurance Commitment. Subject to Section 3.4(d), Seller shall have satisfied or made appropriate provision for the payment of all Seller’s Liens encumbering any of the Properties. Seller shall have delivered fee title (or leasehold title with respect to the Branson Property) to the Properties subject only to the Permitted Encumbrances. The Title Company shall have irrevocably agreed to issue the Title Policies subject only to the Permitted Encumbrances at its customary rates and without any extraordinary premium or additional charge.

           (d)      Closing Deliveries of Seller. Purchaser will have received from Seller the following items:

                (i)      one or more special warranty deeds with respect to each Property, substantially in the form(s) attached hereto as Exhibit 9.4(d)(i), duly executed and acknowledged by the Seller;

                (ii)      one or more bills of sale with respect to each Property (including, without limitation, the applicable Personal Property ) in the form attached hereto as Exhibit 9.4(d)(ii) (the "Bill of Sale"), duly executed by Seller;

                (iii)      one or more assignments of Seller's interest, as lessor, in the Leases and the Tenant Deposits with respect to each Property in the form attached hereto as Exhibit 9.4(d)(iii) (the "Lease Assignment"), duly executed by Seller;

                (iv)      one or more assignments of Seller’s interest in the Contracts, the Licenses and Permits and, to the extent assignable, in and to all warranties, guaranties, other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related exclusively to or used exclusively in connection with the ownership, use or operation of each Property in the form attached hereto as Exhibit 9.4(d)(iv) (the “Contract Assignment”), duly executed by Seller;

                (v)      one or more assignments, to be reasonably agreed upon prior to the Closing by Seller and Purchaser, necessary to transfer the Intellectual Property related to, or used exclusively in connection with, the Properties (or any of them) (the “Intellectual Property Assignment”), duly executed by Seller;

                (vi)      the Tenant Notice Letters, duly executed by Seller;

                (vii)      a certificate in the form attached hereto as Exhibit 9.4(d)(vii) certifying that each entity comprising Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, as well as any other document required under applicable laws to be executed by Seller in connection with any recordation and/or transfer tax applicable to the transaction contemplated by this Agreement, duly executed by Seller;

                (viii)      a counterpart original of the Closing Statement, duly executed by Seller;

                (ix)      the Tenant Deposits, either as part of an adjustment to the Purchase Price;

                (x)      an updated Rent Roll, dated not more than one (1) Business Day prior to the Closing Date;

                (xi)      an assignment, if necessary, in form and substance reasonably satisfactory to Purchaser of all rights to condemnation awards or insurance proceeds, if any, relating to any Property and of the right to prosecute and adjust all proceedings and claims in connection therewith, duly executed by Seller in accordance with Article VIII;

                (xii)      [intentionally omitted]

                (xiii)      the Branson Estoppel (if received) and the Branson Consent, duly executed by Branson Ground Lessor, and an assignment and assumption of the Branson Ground Lease in the form attached hereto as Exhibit 9.4(d)(xi) (the “Ground Lease Assignment”), duly executed by Branson Seller;

                (xiv)      IRS Form 1099 duly executed by each entity comprising Seller;

                (xv)      corporate resolutions authorizing the transactions contemplated hereunder and execution of the closing documents, and certificates of incumbency certifying the titles and signatures of the corporate officers authorized to consummate the Transfer on behalf of Seller, or such other reasonable evidence of Seller’s power and authority reasonably required by the Title Company and/or Purchaser;

                (xvi)      originals (or, to the extent that Seller does not have originals in its possession, copies) of all Leases, Contracts, Licenses and Permits, Records and Plans, the Branson Ground Lease and all other documentation relating to the Properties in Seller’s possession (which shall be made available to Purchaser at the Properties or at Seller’s principal office);

                (xvii)      the title documentation (I) contemplated by Section 3.4(c) and (II) attached hereto as Exhibit 6.1(r) and the other affidavits, documents and information set forth in Section 6.1(r);

                (xviii)      any transferable bonds, warranties or guaranties, to the extent the same are in any way applicable to the Properties and are in Seller’s possession or control, together with an assignment thereof duly executed by Seller in form and substance reasonably acceptable to Purchaser;

                (xix)      an assignment of lease or documents of title for all Vehicles duly executed by Seller in such form as may be customary, consistent with the terms of this Agreement (including, without limitation, Section 11.5) and otherwise required to convey such title and registration to such Vehicles;

                (x)      any certificates or similar documents, if any, required by any Governmental Entity in connection with the sale of the Properties;

                (xxi)      any documents required to transfer to Purchaser (as contemplated pursuant to Section 2.8), any pending certiorari proceedings in form satisfactory to Purchaser in the exercise of its reasonable discretion;

                (xxii)      either an ISRA Letter of Non-Applicability or an ISRA Approval as contemplated by Section 12.14, in either case, duly executed and delivered by DEP;

                (xxiii)      [intentionally omitted]

                (xxiv)      to the extent not previously delivered to Purchaser, originals of all tenant estoppel certificates received by Seller, as more particularly described in Section 6.3(a);

                (xxv)      [intentionally omitted]

                (xxvi)      an updated list of Contracts dated as of the Closing Date;

                (xxvii)      [intentionally omitted]

                (xxviii)      an assignment, dated in blank, of all of New Plan Excel Realty Trust, Inc.‘s right, title and interest, as contract vendee, in and to the Jackson Purchase Contract in the form attached hereto as Exhibit 9.4(d)(xxviii) (the “Jackson Assignment”), duly executed by New Plan Excel Realty Trust, Inc., and Purchaser is irrevocably authorized to date the Jackson Assignment (provided that such date is on or after the Closing Date); provided, however, that this clause (xxviii) shall be of no further force of effect (and Seller shall not be required to deliver such counterpart original) if Purchaser has delivered the Jackson Rejection Notice pursuant to Section 6.7(c);

                (xxix)      an assignment of Seller’s right, title and interest in and to the Billboards in the form attached hereto as Exhibit 9.4(d)(xxix) (the “Billboard Assignment”), duly executed by Seller;

                (xxx)      evidence of the termination of all management and leasing agreements related to the Properties;

                (xxxi)      the Osage CC&R duly executed by Seller;

                (vi)      evidence of the termination of all Contracts that Seller is required to terminate pursuant to the terms hereof; and

                (xxxii)      all other documents required pursuant to the terms of this Agreement or otherwise reasonably required by Purchaser in order to perfect the conveyance, transfer and assignment of the Properties, including without limitation, any assignments of tax certiorari claims that are required pursuant to this Agreement and any notices to third parties under Contracts.

                (xxxiii)      The Branson Ground Lease shall be in good standing.

X. TERMINATION, DEFAULT, AMENDMENT AND WAIVER

           10.1.      [Intentionally Omitted]

           10.2.      Quantifiable Pre-Closing Losses. (a) Prior to Closing, Purchaser shall provide written notice to Seller of (i) Losses (or potential Losses) attributable to a breach by Seller of any representations, warranties, covenants and other obligations of Seller of which Purchaser has Knowledge and which Losses are reasonably capable of being quantified (“Quantifiable Pre-Closing Breaches”), setting forth in such notice Purchaser’s reasonable estimate of the dollar amount (without giving effect to any materiality qualifier contained in any representations, warranties, covenants or other obligations) of Losses (or potential Losses) to Purchaser resulting from such Quantifiable Pre-Closing Breaches (“Quantifiable Pre-Closing Breach Losses”), (ii) Losses (or potential Losses) attributable to Outstanding Title Matters which are reasonably capable of being quantified (“Quantifiable Outstanding Title Matters”), setting forth in such notice Purchaser’s reasonable estimate of the dollar amount of Losses (or potential Losses) to Purchaser attributable to such Quantifiable Outstanding Title Matters (“Quantifiable Outstanding Title Losses”), and (iii) Losses (or potential Losses) attributable to Estoppel Exceptions which are reasonably capable of being quantified (“Quantifiable Estoppel Exceptions”; and, together with Quantifiable Pre-Closing Breach Losses and Quantifiable Outstanding Title Matters, collectively, “Quantifiable Pre-Closing Losses”).

           (b)      If the aggregate amount of Quantifiable Pre-Closing Losses is less than Five Hundred Thousand Dollars ($500,000.00) (the “Threshold Amount”), then Purchaser (i) shall not have a right to terminate this Agreement as a result of such Quantifiable Pre-Closing Losses (and same shall not be considered a failure of the conditions set forth in Sections 9.4(a) or (b)) and (ii) shall be required to proceed to Closing without any reduction in, abatement of or credit against the Purchase Price on account of such Quantifiable Pre-Closing Losses; provided, however, that all such Quantifiable Pre-Closing Losses shall be deemed to survive Closing and shall be subject to indemnification by Seller subject to the provisions of Article XI. If the aggregate amount of Quantifiable Pre-Closing Losses is greater than the Threshold Amount, Seller may, in its sole discretion by notice to Purchaser, elect (and once elected, effectuate) any one of the following:

                (i)      reduce the Purchase Price by the excess of (x) the aggregate amount of Quantifiable Pre-Closing Losses, over (y) the Threshold Amount, and proceed to the Closing;

                (ii)      cure prior to Closing one or more Quantifiable Pre-Closing Losses such that the aggregate amount of Quantifiable Pre-Closing Losses is equal to or less than the Threshold Amount; or

                (iii)      cure prior to Closing certain of the Quantifiable Pre-Closing Losses and/or reduce the Purchase Price such that the sum of the cost to cure such Quantifiable Pre-Closing Losses plus such decrease in the Purchase Price equals the amount by which the Quantifiable Pre-Closing Losses exceeds the Threshold Amount.

           (c)      If the aggregate amount of Losses resulting from Quantifiable Pre-Closing Losses is greater than the Threshold Amount and Seller does not make and effectuate any of the elections described in Section 10.2(b)(i)-(iii) prior to Closing, Purchaser will have the right to elect to (i) terminate this Agreement and receive a refund of the Deposit, and, thereafter, neither Seller nor Purchaser shall have any further liability hereunder except for those obligations which expressly survive the termination of this Agreement, or (ii) proceed to Closing without any reduction in, abatement of or credit against the Purchase Price on account of the Quantifiable Pre-Closing Losses, and, in such event, Purchaser will be deemed to have waived such Quantifiable Pre-Closing Losses to the extent that the same cause the aggregate amount of Quantifiable Pre-Closing Losses to exceed the Threshold Amount and such Quantifiable Pre-Closing Losses in excess of the Threshold Amount that are waived by Purchaser shall not survive Closing and the Losses related thereto shall not be subject to indemnification by Seller under Article XI; provided, however, that, in such event, the Deductible Amount shall be reduced to zero (which reduction shall survive the Closing).

           (d)      This Section 10.2 shall not apply to Seller’s obligation to clear Seller’s Liens pursuant to Section 3.4(c), which obligation shall be unqualified and absolute.

           10.3.      Defaults and Remedies. (a) Except as set forth in Section 10.3(b) and Section 10.3(c), if the Closing does not occur by reason of any default by Seller under this Agreement, Purchaser shall have the right to elect either (i) to sue for specific performance of Seller’s obligations under this Agreement, or (ii) to terminate this Agreement and receive the return of the Deposit, at which time this Agreement will be null and void and neither party will have any further rights, obligations, liabilities or remedies under this Agreement, except for the provisions that are expressly stated to survive the termination of this Agreement; provided, however, that under no circumstances shall Seller be required or otherwise compelled (including, without limitation, compelled as a result of Purchaser’s exercise of remedies pursuant to clause (i) of this Section 10.3(a)) to complete the Transfer unless the Other Transaction has closed.

           (b)      Notwithstanding anything to the contrary contained in this Agreement, if the Other Transaction closes on or prior to Outside Date, but the Closing does not occur on or prior to the Outside Date by reason of any willful and intentional default by Seller under this Agreement, then Purchaser, as its sole and exclusive remedy, may elect either, but not both, of the following: (A) terminate this Agreement and receive (I) the return of the Deposit, and (II) the Termination Fee, at which time this Agreement will be null and void and neither party will have any further rights, obligations, liabilities or remedies under this Agreement, except for the provisions that are expressly stated to survive the termination of this Agreement, or (B) sue for specific performance of Seller’s obligations under this Agreement. Notwithstanding the foregoing, the closing of the Other Transaction shall not constitute a waiver by Seller or Purchaser of any condition(s) to Closing.

           (c)      Notwithstanding anything to the contrary contained in this Agreement, if (i) the Closing does not occur on or prior to the Outside Date by reason of any willful and intentional default by Seller under this Agreement, and (ii) the Other Transaction has not closed prior to the Outside Date, then (y) Purchaser shall be entitled to the return of the Deposit and (z) Seller shall pay the Termination Fee to Purchaser as Purchaser’s sole and exclusive remedy. Upon such payment and Purchaser’s receipt of the Deposit, this Agreement will be null and void and neither party will have any further rights, obligations, liabilities or remedies under this Agreement, except for the provisions that are expressly stated to survive the termination of this Agreement.

           (d)      If the Closing does not occur on or prior to the Outside Date by reason of Purchaser’s willful and intentional default hereunder, Seller’s sole and exclusive remedy will be to terminate this Agreement and to receive the Deposit as liquidated damages, at which time this Agreement will be null and void and neither party shall have any rights, obligations, liabilities or remedies under this Agreement, except for such provisions that are expressly stated to survive the termination of this Agreement. Seller and Purchaser acknowledge and agree that (i) the Deposit is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Properties from sale and the failure of Closing to occur due to a willful and intentional default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a willful and intentional default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a willful and intentional default of Purchaser under this Agreement; and (iv) the Deposit shall be and constitutes valid liquidated damages; provided, however, Purchaser and Seller agree that the liquidated damages do not apply to any indemnity obligation of Purchaser under this Agreement that survives termination of this Agreement.

           (e)      Except as set forth in this Section 10.3(d), if the Closing does not occur by reason of any default by Purchaser under this Agreement, Seller’s sole and exclusive remedy shall be to terminate this Agreement and, in such event, Purchaser shall entitled to return of the Deposit, at which time this Agreement will be null and void and neither party will have any further rights, obligations, liabilities or remedies under this Agreement, except for the provisions that are expressly stated to survive the termination of this Agreement.

           (f)      Notwithstanding anything to the contrary contained in this Agreement, Seller shall only be entitled to exercise the remedies set forth in this Section 10.3 following (i) delivery of written notice to Purchaser of the default (which notice shall contain, in reasonable detail, the nature of such default) and (ii) Purchaser’s failure to cure such default within ten (10) days of receipt of such notice; provided, however, that no such notice shall be necessary in connection with Purchaser’s failure to close on the Outside Date.

           (g)      Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall only be entitled to exercise the remedies set forth in this Section 10.3 following (i) delivery of written notice to Seller of the default (which notice shall contain, in reasonable detail, the nature of such default) and (ii) Seller’s failure to cure such default within ten (10) days of receipt of such notice; provided, however, that no such notice shall be necessary in connection with Seller’s failure to close on the Outside Date or if Purchaser shall seek specific performance or injunctive relief.

           (h)      The provisions of this Section 10.3 shall survive the termination of this Agreement.

           10.4.      Non-Quantifiable Pre-Closing Losses. (a) Prior to Closing, Purchaser shall provide written notice to Seller of (i) Losses (or potential Losses) attributable to a breach by Seller of any representations, warranties, covenants or other obligations of Seller (without giving effect to any materiality qualifier contained in any representations, warranties, covenants or other obligations) of which Purchaser has Knowledge and which Losses are not reasonably capable of being quantified (“Non-Quantifiable Pre-Closing Breaches”), (ii) Losses (or potential Losses) attributable to Outstanding Title Matters which are not reasonably capable of being quantified (“Non-Quantifiable Outstanding Title Matters”), and (iii) Losses (or potential Losses) attributable to Estoppel Exceptions which are not reasonably capable of being quantified (“Non-Quantifiable Estoppel Exceptions”; and, collectively with Non-Quantifiable Pre-Closing Breaches and Non-Quantifiable Outstanding Title Matters, “Non-Quantifiable Pre-Closing Losses”).

           (b)      If Purchaser identifies any Non-Quantifiable Pre-Closing Losses pursuant to Section 10.4(a), which Non-Quantifiable Pre-Closing Losses are reasonably estimated by Purchaser to cause Losses or a diminution of value with respect to the Properties (or any of them) in an aggregate amount that is less than the Threshold Amount, then Purchaser (i) shall not have a right to terminate this Agreement as a result of such Non-Quantifiable Pre-Closing Losses (and same shall not be considered a failure of the conditions set forth in Sections 9.4(a) or (b)) and (ii) shall be required to proceed to Closing without any reduction in, abatement of or credit against the Purchase Price on account of such Non-Quantifiable Pre-Closing Losses; provided, however, that all such Non-Quantifiable Pre-Closing Losses shall be deemed to survive Closing and shall be subject to indemnification by Seller subject to the provisions of Article XI.

           (c)      If Purchaser identifies any Non-Quantifiable Pre-Closing Losses pursuant to Section 10.4(a), which Non-Quantifiable Pre-Closing Losses are reasonably estimated by Purchaser to cause Losses or a diminution of value with respect to the Properties (or any of them) in excess of the Threshold Amount in the aggregate, Seller may, in its sole discretion by notice to Purchaser, elect to (and once elected, effectuate) any one of the following:

                (i)      reduce the Purchase Price by the excess of (x) the aggregate amount of the estimated Non-Quantifiable Pre-Closing Losses, over (y) the Threshold Amount, and proceed to the Closing;

                (ii)      cure prior to Closing one or more Non-Quantifiable Pre-Closing Losses such that the aggregate amount of Non-Quantifiable Pre-Closing Losses is estimated to be equal to or less than the Threshold Amount; or

                (iii)      cure prior to Closing certain of the Non-Quantifiable Pre-Closing Losses and/or reduce the Purchase Price such that the sum of the estimated cost to cure such Non-Quantifiable Pre-Closing Losses plus such decrease in the Purchase Price equals the amount by which the Non-Quantifiable Pre-Closing Losses exceeds the Threshold Amount.

           (d)      If the aggregate estimated amount of Losses or diminution in value of the Properties (or any of them) resulting from Non-Quantifiable Pre-Closing Losses is greater than the Threshold Amount and Seller does not make and effectuate any of the elections described in Section 10.4(b)(i)-(iii) prior to Closing, Purchaser will have the right to elect to (i) terminate this Agreement and receive a refund of the Deposit, and, thereafter, neither Seller nor Purchaser shall have any further liability hereunder except for those obligations which expressly survive the termination of this Agreement, or (ii) proceed to Closing without any reduction in, abatement of or credit against the Purchase Price on account of the Non-Quantifiable Pre-Closing Losses and, in such event, Purchaser will be deemed to have waived such Non-Quantifiable Pre-Closing Losses and such matters that are waived by Purchaser shall not survive Closing and the Losses related thereto shall not be subject to indemnification by Seller under Article XI; provided, however, that, in such event, the Deductible Amount shall be reduced to zero (which reduction shall survive the Closing).

           10.5.      Effect of Termination. In the event of termination of this Agreement by either Seller or Purchaser, this Agreement will be null and void and neither party will have any rights or obligations under this Agreement, except for the provisions that are expressly stated to survive the termination of this Agreement.

           10.6.      Amendment. This Agreement may be amended by the parties in writing by applicable corporate or partnership action at any time before the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

           10.7.      Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights, provided that such rights are asserted before the deadline set forth in this Agreement for the exercise thereof.

XI. SURVIVAL; INDEMNIFICATION

          11.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing for a period of 365 days following the Closing Date, except for those in Section 4.9, which shall survive the Closing indefinitely.

           11.2.      Indemnification by Seller. (a) From and after the Closing Date, Seller shall, subject to the provisions of this Article XI (including, without limitation, Section 11.5) and Section 12.12, indemnify, defend and hold harmless Purchaser and its Affiliates and their respective members, partners, managers, officers, directors, employees, agents, representatives, successors, designees, and permitted assigns (collectively, the “Purchaser Indemnitees”), from and against any and all actions, proceedings, costs, damages (excluding incidental, special, consequential, punitive or other speculative damages other than diminution in value of the Properties resulting from an event subject to indemnification hereunder), claims, losses, liabilities (absolute and contingent), fines, penalties, payments, costs and expenses (including reasonable counsel fees, interest, penalties and disbursements, but excluding any costs, damages, claims, liabilities, fines, penalties, payments, costs and expenses to the extent that a Purchaser Indemnitee recovers with respect thereto pursuant to any insurance policy) (collectively, “Losses”), that may be asserted against or suffered or incurred by Purchaser Indemnitees arising out of, or relating to, any breach of any representation, warranty, covenant or other obligation of Seller contained in this Agreement, other than the representations and warranties in Section 4.9, including any Quantifiable Pre-Closing Losses and Non-Quantifiable Pre-Closing Losses which are not expressly waived by Purchaser.

           (b)      (i)      Seller shall indemnify, defend, and hold harmless the Purchaser Indemnitees (or any of them) from and against any and all Losses that may be asserted against or suffered or incurred by the Purchaser Indemnitees (or any of them) arising out of, or relating to, all brokers and finders claiming by, through or under Seller and in any way relating to the sale and purchase of the Properties pursuant to this Agreement, including, without limitation, reasonable attorneys’ fees and disbursements incurred by the Purchaser Indemnitees in connection with such Losses. The foregoing indemnification shall not apply to Lease Expenses which shall be governed by Section 2.4.

                (ii)      Seller shall indemnify, defend, and hold harmless Purchaser from and against any and all Claims that may be asserted against, or Losses suffered or incurred by, Purchaser arising out of, or relating to, any of the agreements identified on Schedule 4.4(h).

                (iii)      The indemnifications contained in this Section 11.2(b) shall not be subject to the terms of Section 11.5(a) (and, for purposes of any such Losses, the Deductible Amount shall be reduced to zero).

           (c)      Except (i) for those obligations which are expressly stated to survive the Closing or termination of this Agreement or (ii) as specifically provided for in Sections 11.2(a) or (b), Seller shall not have any further liability to Purchaser following the Closing or termination of this Agreement.

           (d)      This Section 11.2 shall survive the Closing or earlier termination of this Agreement.

           11.3.      Indemnification by Purchaser. (a) From and after the Closing Date, Purchaser, subject to the provisions of this Article XI and Section 12.12, shall indemnify, defend and hold harmless Seller and its Affiliates and their respective members, partners, managers, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses that may be asserted against or suffered or incurred by the Seller Indemnitees arising out of, or relating to, any breach of any representation or warranty of Purchaser contained in this Agreement other than the representations and warranties in Section 5.3.

           (b)      Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any and all Losses that may be asserted against or suffered or incurred by Seller Indemnitees arising out of, or relating to, all brokers and finders claiming by, through or under Purchaser (including, without limitation, Merrill Lynch & Co.) and in any way relating to the sale and purchase of the Properties pursuant to this Agreement, including, without limitation, reasonable attorneys’ fees and disbursements incurred by the Seller Indemnitees in connection with such Losses. The foregoing indemnification shall not apply to Lease Expenses which shall be governed by Section 2.4.

           (c)      Except (i) for those obligations which are expressly stated to survive the Closing or termination of this Agreement or (ii) as specifically provided for in Sections 11.3(a) or (b), Purchaser shall not have any further liabilities following the Closing or termination of this Agreement.

           (d)      This Section 11.3 shall survive the Closing or earlier termination of this Agreement.

           11.4.      Notice and Resolution of Claims.

           (a)      Notice. Each Person entitled to indemnification pursuant to Section 11.2 or 11.3 (an “Indemnitee”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (the “Indemnifying Party”), promptly after obtaining knowledge of any claim that it may have under Section 11.2 or 11.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 11.2 or 11.3, as applicable, except to the extent that the failure materially prejudices the ability of the Indemnifying Party to contest that claim.

           (b)      Defense of Third Party Claims. If a claim for indemnification pursuant to Section 11.2 or 11.3 shall arise from any action that would reasonably be expected to result in an indemnifiable claim from a third party (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim, provided the Indemnifying Party proceeds with diligence and in good faith with respect thereto. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, which shall be reasonably acceptable to the Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim which shall be at its own expense unless (i) the Indemnitee is advised by reputable outside counsel that use of counsel of the Indemnifying Party’s choice could reasonably be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party. In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnified Parties with respect to any claim indemnified under this Article XI. Notwithstanding the foregoing provisions of this Section 11.4(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnitee’s prior written consent unless as part of the settlement the Indemnitee is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnitee, adversely affect the Indemnitee’s business or require the Indemnitee to admit any wrongdoing, and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnifying Party’s prior written consent unless as part of the settlement the Indemnifying Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnifying Party, adversely affect the Indemnifying Party’s business or require the Indemnifying Party to admit any wrongdoing.

           (c)      The provisions of this Section 11.4 shall survive the Closing or earlier termination of this Agreement.

           11.5.      Limitations on Liability. (a) Subject to Section 11.5(c), Seller’s obligations to indemnify the Purchaser Indemnitees for any Losses pursuant to Section 11.2(a) shall not be effective unless the aggregate amount of all Losses (including Losses related to Quantifiable Pre-Closing Losses, but excluding any Quantifiable Pre-Closing Losses that are (i) cured by Seller prior to Closing, (ii) waived by Purchaser prior to Closing or (iii) cured by a reduction in the Purchase Price), exceeds (subject to the terms of Sections 6.3 and 10.2(c)) Five Hundred Thousand Dollars ($500,000) (the “Deductible Amount”), and then only to the extent of such excess. Subject to Section 11.5(c), in no event shall Seller’s aggregate liability under any closing document, Section 11.2(a) or otherwise relating to the Transfer and/or the other transactions contemplated by this Agreement exceed Five Million Dollars ($5,000,000).

           (b)      Subject to Section 11.5(c), no party shall be entitled to indemnification under Section 11.2(a) or 11.3(a) unless the indemnification notice is delivered to the Indemnifying Party on or before the date that is 395 days following the Closing Date. Accordingly, on the 396th day following the Closing, Seller on the one hand, and Purchaser on the other hand, shall be fully discharged and released (without the need for any separate release or other documentation) from any and all liability or obligation to the other party or any successor or assign with respect to indemnification under Sections 11.2(a) or 11.3(a), except solely for those matters that are then the subject of a pending notice of claim delivered on or prior to such date.

           (c)      Notwithstanding anything to the contrary contained in this Agreement, the terms of Sections 11.5(a) and (b) shall not apply to the obligations of Seller under the following provisions of this Agreement:

                (i)      Section 2.4;

                (ii)      Section 2.5;

                (iii)      Section 2.6;

                (iv)      Section 2.7(c);

                (v)      Section 6.7, if Purchaser does deliver the Jackson Rejection Notice to Seller pursuant to Section 6.7(c);

                (vi)      Section 11.2(b);

                (vii)      Section 12.8;

                (viii)      Section 12.15; and

                (ix)      Any waiver of Sections 11.5(a) and/or (b) expressly set forth in this Agreement or any separate agreement between Seller and Purchaser.

           (d)      Notwithstanding anything to the contrary contained in this Agreement, the terms of Section 11.5(a) with respect to the Deductible Amount shall not apply to the obligations of Seller under Section 6.3(c).

           (e)      The provisions of this Section 11.5 shall survive the Closing or earlier termination of this Agreement.

XII. GENERAL PROVISIONS

           12.1.      Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be delivered personally, sent by overnight courier (providing proof of delivery) to the parties, sent by certified mail, return receipt requested with postage prepaid, or sent by fax (providing confirmation of transmission) at the following addresses or fax numbers (or at such other address or fax number for a party as will be specified by like notice):

if to Seller: to:

c/o New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas
New York, New York 10036
Attention: Steven F. Siegel, Esq.
Telecopy: (212) 869-7460

with a copy to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019
Attention: Eugene Pinover, Esq.
Telecopy: (212) 728-8111

if to Purchaser to:

CPG Partners, L.P.
103 Eisenhower Parkway
Roseland, New Jersey 07068
Attention: Mr. John Klein
Telecopy: (973) 364-2503

with a copy to:

CPG Partners, L.P.
103 Eisenhower Parkway
Roseland, New Jersey 07068
Attention: General Counsel
Telecopy: (973) 228-7148

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982
Attention: Martin H. Neidell, Esq.
Telecopy: (212) 806-6006

All notices will be deemed given only when actually received.

           12.2.      Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The plural of any term defined in the singular, and the singular of any term defined in the plural, shall have a meaning correlative to such defined term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which such party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof. When a reference is made in this Agreement to a representation, warranty, covenant, indemnification, or other obligation of Seller, such representation, warranty, covenant or other obligation shall be deemed to refer to each entity constituting Seller, in their joint and several capacities.

           12.3.      Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature.

           12.4.      Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Schedules and Exhibits attached hereto and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will continue in all respects, but shall terminate at the Closing. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns.

           12.5.      Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

           12.6.      Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY SUCH PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 12.6 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

           12.7.      Designation of Affiliates; Assignment. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser shall have the right to assign its interest in this Agreement to any Affiliate of Purchaser or designate any Affiliate to take title to any or all of the Properties by notice to Seller given prior to Closing, provided, in the event of any such assignment, Purchaser will remain liable to Seller with respect to all liabilities and obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

           12.8.      Enforcement; Prevailing Party. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal or state court sitting in Manhattan, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

           (b)      In the event any party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees.

           (c)      The provisions of this Section 12.8 shall survive the Closing or earlier termination of this Agreement.

           12.9.      Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

           12.10.      Expenses. (a) Except as provided in this Section 12.10, each party will bear its own costs and expenses related to the negotiation and execution of this Agreement, and obtaining third party consents to the performance of that party’s obligations under this Agreement. Purchaser will be responsible for all fees and costs of any financial advisor to Purchaser, and Seller will be responsible for all fees and costs of any financial advisor to Seller. Purchaser will be responsible for all costs and expenses of its Due Diligence, including without limitation the costs of environmental and engineering reviews and audits (other than the cost of Environmental Reports and Engineering Reports which shall be payable by Seller unless the transactions contemplated by this Agreement close, in which event Purchaser shall pay the cost thereof pursuant to the last sentence of this Section 12.10), appraisals, accounting and other financial reviews. Seller and Purchaser will each pay one-half (1/2) of (x) any transfer taxes and recording fees (including any documentary stamps and other similar fees), (y) any premiums and other charges and/or fees for the Title Policies and (z) the costs to obtain the Surveys. At the Closing, Purchaser shall reimburse Seller for the actual out-of-pocket costs incurred by Seller to third parties in respect of the Environmental Reports and the Engineering Reports.

           (b)      At the Closing, Purchaser shall reimburse Seller for the Jackson Contract Deposit; provided, however, that this Section 12.10(b) shall be of no further force of effect (and Purchaser shall not be required to reimburse Seller for the Jackson Contract Deposit) if Purchaser has delivered the Jackson Rejection Notice pursuant to Section 6.7(c).

           12.11.      No Recordation. Seller and Purchaser agree that neither this Agreement nor any memorandum or notice thereof shall be recorded and Purchaser agrees (a) not to file any notice of pendency or other instrument (other than a judgment or lis pendens filed by Purchaser in connection with its enforcement of its rights hereunder) against any of the Properties or any portion thereof in connection herewith, and (b) to indemnify Seller against all costs, expenses and damages, including without limitation, reasonable attorneys’ fees and disbursements incurred by the Seller by reason of the filing by Purchaser of such notice of pendency or other instrument.

           12.12.      Limitation of Liability. (a) Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that none of the employees, directors, officers, shareholders, advisors, attorneys, or agents of Seller, or any other person or entity, shall have any personal liability or obligation whatsoever for obligations entered into by or on behalf of Seller.

           (b)      Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that none of the employees, directors, officers, shareholders, advisors, attorneys, or agents of Purchaser, or any other person or entity, shall have any personal liability or obligation whatsoever for obligations entered into by or on behalf of Purchaser.

           12.13.      Disclosure - St Augustine, Florida Property. (a) Chapter 88-285, Florida Statutes, requires the following notice to be provided with respect to the contract for sale and purchase of any building:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

           (b)      In accordance with the requirement of Section 553.996 of the Florida Statutes, the following notice is given to Purchaser:

ENERGY: Purchaser may have the energy efficiency of the building being purchased determined.

           12.14.      ISRA – Jackson, New Jersey Property. Seller and Purchaser acknowledge that the transactions contemplated by this Agreement may be covered under the New Jersey Industrial Site Recovery Act (“ISRA”), N.J.S.A. 121:1k-6 et seq. Seller shall, at Seller’s own expense, promptly apply for and use commercially reasonable efforts to obtain from New Jersey Department of Environmental Protection (“DEP”) an ISRA Letter of Non-Applicability (an “ISRA Letter of Non-Applicability”). If, notwithstanding its commercially reasonable efforts, Seller is not able to obtain such ISRA Letter of Non-Applicability, Seller and Purchaser shall work together in good faith to obtain DEP approval satisfactory to Seller and Purchaser relating to the condition of the Main Jackson Parcel (such approval, the “ISRA Approval”). Seller shall, at Seller’s own expense, promptly make all required submissions (and shall provide copies of such submissions to Purchaser) to, and promptly comply with all requirements of the Bureau of Industrial Site Evaluation of the DEP. Seller shall keep Purchaser informed in all material respects with respect to the matters set forth in this Section 12.14 and shall deliver to Purchaser a copy of the ISRA Letter of Non-Applicability promptly following receipt thereof by Seller.

           12.15.      1031 Transaction. Notwithstanding anything to the contrary set forth herein, Seller may take such steps as Seller shall deem necessary or desirable to qualify the sale of any or all of the Properties (or any portion thereof) under Section 1031 of the Code, including (i) the use of, and/or assignment of this Agreement to, a “qualified intermediary” within the meaning of Treasury Regulations § 1.1031(k)-1(g)(4), (ii) the use of any other multiparty arrangement described in Treasury Regulations § 1.1031(k)-1(g) and/or in accordance with revenue procedure 2000-37, or (iii) the assignment of the right to receive proceeds from the sale of any or all of the Properties (a “1031 Transaction”). Purchaser agrees to use reasonable efforts to accommodate Seller in effectuating a 1031 Transaction, if so desired by Seller; provided however, that (a) such transaction does not directly or indirectly reduce the Purchase Price, (b) such transaction will not delay or otherwise adversely affect the Closing, (c) there is no additional unreimbursed loss, cost, damage, tax, expense or adverse consequence incurred by Purchaser resulting from, or in connection with, such transaction, (d) Seller executes an indemnity agreement satisfactory to Seller pursuant to which Purchaser shall indemnify, save and hold harmless Purchaser of, from and against any such loss, cost, damage, tax, expense or adverse consequence (including attorneys’ fees), (e) all documents to be executed by Purchaser in connection with such exchange shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld provided that Seller has otherwise fully complied with the terms and provisions of this Section 12.15, and shall expressly state, without qualification, that Purchaser (x) is acting solely as an accommodating party to such exchange, (y) shall have no liability with respect thereto, and (z) is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Code or any applicable state or local laws, (f) in no event shall Purchaser be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such exchange, and (g) Seller shall pay all of the costs and expenses (including, without limitation, reasonable legal fees and expenses) reasonably incurred by Purchaser from and after the date of this Agreement in connection with the consideration and/or consummation of any such transaction. The provisions of this Section 12.15 shall survive the Closing or earlier termination of this Agreement.

           12.16.      Instructions to Escrow Holder upon Termination. Under all circumstances in which Purchaser or Seller is entitled to receive the Deposit upon a termination of this Agreement, each of Seller and Purchase shall, within one (1) Business Days of any such termination, provide instructions to the Escrow Holder demanding that such funds be so returned. The provisions of this Section 12.16 shall survive a termination of this Agreement.

           12.17.      Joint and Several Liability. Each entity constituting Seller shall be jointly and severally liable under this Agreement with the other entities constituting Seller. The provisions of this Section 12.17 shall survive the Closing or earlier termination of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SELLER

NEW PLAN EXCEL REALTY TRUST, INC.,
a Maryland corporation

By
      Name:
      Title:

NEW PLAN FACTORY MALLS, INC.,

a Delaware corporation

By
      Name:
      Title:

PURCHASER

CPG PARTNERS, L.P., a Delaware limited

partnership

By:      CHELSEA PROPERTY GROUP, INC.,
          a Maryland corporation

By
      Name:
Title:

EXHIBIT B

DEFINITIONS

           Certain Definitions. As used in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

          “Acceptable Form” shall mean, with respect to a tenant estoppel certificate, a certificate which is (i) dated within forty-five (45) days of the Closing Date, (ii) consistent with the terms of the applicable Lease and the representations and warranties of Seller set forth in this Agreement, and (iii) in form substantially similar to the Tenant Estoppel Certificate Form, or in the form required by the applicable Lease, or in such other form as Purchaser shall approve in the exercise of its reasonable judgment.

           "Accountant's Report" shall have the meaning set forth in Section 2.6.

          “Additional Development Square Footage” means the number of square feet of buildable area (i) approved by the Jackson Township Planning Board with respect to the Main Jackson Parcel and/or the Additional Jackson Parcel not presently approved for use by such parcels and not presently utilized by presently existing Improvements on such parcels, and (ii) for which a building permit permitting construction utilizing such building area shall be validly issued by all applicable governmental authorities.

          “Additional Jackson Parcel” means the land described on Exhibit A of the Jackson Purchase Contract.

          “Additional Objections” shall have the meaning set forth in Section 3.4(b)(ii).

          “Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

          “Agreement” means this Purchase Agreement by and among Purchaser and Seller.

          “Applicable Percentage Rent Fiscal Year” shall have the meaning set forth in Section 2.4(b)(iii).

           "Assumed Liabilities" shall have the meaning set forth in Section 2.2.

          “Bankruptcy” means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor’s rights, or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

          “Billboard Assignment” shall have the meaning set forth in Section 9.4(d)(xxix).

           "Billboards" shall have the meaning set forth in Section 2.4(i).

           "Bill of Sale" shall have the meaning set forth in Section 9.4(d)(ii).

           "Branson Consent" shall have the meaning set forth in Section 6.10.

           "Branson Estoppel" shall have the meaning set forth in Section 6.10.

           "Branson Ground Lease" means that certain ground lease, dated July 30, 1986, between the Branson Ground Lessor and Branson Seller.

           "Branson Ground Lessor" means City of Branson, Missouri, in its capacity as lessor under the Branson Ground Lease.

           "Branson Property" means the Property located in Branson, Missouri.

           "Branson Seller" means New Plan Factory Malls, Inc., the Seller that owns the Branson Property.

           "Breach" shall have the meaning set forth in Section 4.24.

          “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close. In the event any period would begin or expire, or any action is required to be taken by any party hereunder, on a day that is not a Business Day, such period will be deemed to commence or expire or the action will not be required to be taken, as the case may be, until the next Business Day.

           "Claims" shall have the meaning set forth in Section 1.3(a).

           "Closing" shall have the meaning set forth in Section 9.1.

           "Closing Date" shall have the meaning set forth in Section 9.1.

          “Closing Statement” shall have the meaning set forth in Section 2.4(a)(ii).

           "Code" shall have the meaning set forth in Section 2.3(b).

          “Confidentiality Agreement” shall have the meaning set forth in Section 7.1(a).

           "Consultants" shall have the meaning set forth in Section 3.1(a).

          “Contract Assignment” shall have the meaning set forth in Section 9.4(d)(iv).

          “Contracts” means all agreements, contracts, management agreements, leasing agreements, maintenance contracts, equipment leasing agreements, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating to the Properties, Improvements or Personal Property and under which Seller is currently paying or receiving compensation for services rendered in connection with the Properties, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the date of this Agreement in accordance with the terms hereof.

          “Deductible Amount” shall have the meaning set forth in Section 11.5(a).

           "Delinquent" shall have the meaning set forth in Section 2.4(b)(v).

           "DEP" shall have the meaning set forth in Section 12.14.

           "Deposit" shall have the meaning set forth in Section 2.3(a).

          “Development Rights Consideration” shall have the meaning set forth in Section 2.1(b).

           "Dropped Property" shall have the meaning set forth in Section 8.3.

           "Due Diligence" shall have the meaning set forth in Section 3.1(a).

           "EMG" shall have the meaning set forth in Section 3.1(b).

           "Employees" shall have the meaning set forth in Section 7.5(a).

          “Engineering Report” shall have the meaning set forth in Section 3.1(b).

          “Environmental Report” shall have the meaning set forth in Section 3.1(b).

          “Environmental Law” means any Law or order of any Governmental Entity relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          “Environmental Materials” shall have the meaning set forth in Section 4.5.

           "Escrow Agreement" shall have the meaning set forth in Section 2.3(a).

           "Escrow Holder" means Fidelity National Title Insurance Company of New York, 2 Park Avenue, Suite 1420, New York, New York 10016.

          “Estoppel Exceptions” shall have the meaning set forth in Section 6.3(b).

          “Final Adjustment Date” shall have the meaning set forth in Section 2.5.

          “Final Closing Adjustment” shall have the meaning set forth in Section 2.5.

           "Final Statement" shall have the meaning set forth in Section 2.5.

          “GAAP” shall mean United States generally accepted accounting principles.

          “Good Faith Collection Procedures” shall mean good faith, commercially reasonable efforts to collect any Delinquent Rentals or other amounts that may be payable to Seller or Purchaser by Tenants. Such efforts shall be consistent with those customarily employed by Purchaser in the operation of its other properties and the conduct of its factory outlet center business, but in no event shall Purchaser (i) have any liability for the failure to collect any such amounts or (ii) be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants of the Properties (or any of them).

          “Governmental Entity” shall have the meaning set forth in Section 4.2(c).

          “Ground Lease Assignment” shall have the meaning set forth in Section 9.4(d)(xi).

          “Ground Lessor Consent” shall have the meaning set forth in Section 6.10(a).

           “Hazardous Materials” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants” or words of similar import under any Environmental Law, and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

           “Improvements” means all of the buildings, structures, fixtures, facilities, installations and other improvements, of every kind and description now or hereafter located on the Properties, including, without limitation, any and all machinery, equipment, plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures.

          “ Indemnifying Party” shall have the meaning set forth in Section 11.4(a).

           "Indemnitee" shall have the meaning set forth in Section 11.4(a).

          “ Initial Other Liens” shall have the meaning set forth in Section 3.4(b)(i).

          “ Intellectual Property” means all copyrights, trademarks, brand names, service marks, domain names and rights, if any, to any related website and the business related thereto, trade names, data, telephone numbers, licenses, labels, logos, marketing materials, designs, covenants by others not to compete, rights, privileges and any registrations or applications for registrations of the foregoing used in the conduct of the Properties, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby, including, without limitation, all of the items set forth on Schedule 1.1(a)(vi) attached hereto.

          “Intellectual Property Assignment” shall have the meaning set forth in Section 9.4(d)(v).

           "ISRA" shall have the meaning set forth in Section 12.14.

           "ISRA Approval" shall have the meaning set forth in Section 12.14.

           “ISRA Letter of Non-Applicability” shall have the meaning set forth in Section 12.14.

          “Jackson Assignment” shall have the meaning set forth in Section 9.4(d)(xxviii).

          “Jackson Contract Deposit” shall have the meaning set forth in Section 4.16.

          “Jackson Purchase Contract” means that certain Agreement for Purchase and Sale, dated May 15, 2001, between Jackson Seller, as purchaser, and Theodore A. Sonderman and Sonbay Inc., collectively as Seller (together with all amendments, modifications and supplements thereto entered into by Seller in accordance with the terms of this Agreement).

          “Jackson Rejection Notice” shall have the meaning set forth in Section 6.7(c).

           "Jackson Vendor" shall have the meaning set forth in Section 6.7(a).

          “Knowledge of Seller” shall have the meaning set forth in Section 4.20.

           "Laws" shall have the meaning set forth in Section 4.2(b).

          “Lease Assignment” shall have the meaning set forth in Section 9.4(d)(iii).

           “Lease Expenses” means, collectively, any and all leasing commissions, tenant improvements, allowances, and lease buyout costs and expenses arising out of or in connection with any Leases for space at the Properties. Lease Expenses shall include, without limitation, (a) brokerage commissions and fees payable pursuant to a commission agreement or Lease to effect any such leasing transaction (including, without limitation, any fees owed to an affiliated or third-party property manager or leasing agent), (b) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, and (c) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a new Lease to the landlord under another lease (whether or not such other lease covers space in any Property).

           "Leases" shall have the meaning set forth in Section 4.4(b).

           “Licenses and Permits” shall mean, collectively, all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Properties, together with all renewals and modifications thereof.

           "Liens" shall have the meaning set forth in Section 1.1(a).

           "Losses" shall have the meaning set forth in Section 11.2(a).

          “Main Jackson Parcel” means that certain parcel of land located in Jackson, New Jersey more particularly described on Exhibit A. The Main Jackson Parcel does not include the Additional Jackson Parcel.

           "Major Loss" shall have the meaning set forth in Section 8.3.

           "Monetary Liens" shall have the meaning set forth in Section 3.4(c).

           "Mortgages" shall have the meaning set forth in Section 3.4(c).

           "New Matters" shall have the meaning set forth in Section 3.4(c).

          “Nonassignable Contracts” shall have the meaning set forth in Section 1.5.

          “Non-Quantifiable Estoppel Exceptions” shall have the meaning set forth in Section 10.4(a).

          “Non-Quantifiable Outstanding Title Matters” shall have the meaning set forth in Section 10.4(a).

          “Non-Quantifiable Pre-Closing Breaches” shall have the meaning set forth in Section 10.4(a).

          “Non-Quantifiable Pre-Closing Losses” shall have the meaning set forth in Section 10.4(a).

           "NYSE" shall have the meaning set forth in Section 7.1(b).

          “Operating Expenses” shall have the meaning set forth in Section 2.4(c).

           "Osage CC&R" shall have the meaning set forth in Section 6.11.

           "Osage Outparcel" means that certain parcel of land located in Osage Beach, Missouri and more particularly described on Exhibit A-1.

           "Other Liens" shall have the meaning set forth in Section 3.4(d).

          “Other Purchase Agreement” shall have the meaning set forth in Section 4.17.

           "Other Rent" shall have the meaning set forth in Section 2.4(b)(iv).

           "Other Transaction" shall have the meaning set forth in Section 4.17.

          “Outside Date” shall mean December 31, 2002, as such date may be adjourned or extended for up to thirty (30) days, in the aggregate, pursuant to Section 6.10, Section 8.2 and/or Section 9.2(c). For purposes of clarification, in no event shall the Outside Date be adjourned to a date that is later than January 30, 2003.

          “Outstanding Title Losses” shall have the meaning set forth in Section 10.2(a).

          “Outstanding Title Matters” shall have the meaning set forth in Section 3.4(c).

          “Percentage Only Rent” shall mean the monthly rental payable by Tenants that, in lieu of making periodic payments of a fixed, minimum rental amount, pay the landlord under their respective Leases an amount determined solely on the basis of such Tenant’s sales for the month in question.

        “Permitted Encumbrances” shall have the meaning set forth in Section 3.4 hereof.

          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          “Personal Property” means all tangible personal property, which is used exclusively in connection with any of the Properties as of the Closing Date, including the Personal Property described on Schedule 1.1(a)(iv), but specifically excluding (a) any personal property owned, financed or leased by the Tenants under Leases and (b) any computer software which either is licensed to Seller, or Seller deems proprietary. Personal Property shall not include any attorney work product or any attorney-client privileged documents.

          “Pre-Closing Breaches” shall have the meaning set forth in Section 10.2(a).

          “Pre-Closing Removal Matter” shall have the meaning set forth in Section 3.4(b).

          “Pre-Closing Taxable Period” means with respect to any tax, any applicable taxable period ending on or prior to consummation of the transactions contemplated hereby on the Closing Date or the allocable portion of any applicable taxable period that includes but does not end on the Closing Date.

          “Pre-Established Items” shall have the meaning set forth in Section 3.4(c).

           "Properties" shall have the meaning set forth in Recital A.

          “Proration Items” shall have the meaning set forth in Section 2.4(a)(i).

          “Proration Time” shall have the meaning set forth in Section 2.4(a)(i).

           "Purchase Price" shall have the meaning set forth in Section 2.1(a).

           "Purchaser" means CPG Partners, L.P., a Delaware limited partnership, together with its permitted successors and assigns.

          “Purchaser Indemnitees” shall have the meaning set forth in Section 11.2(a).

          “Quantifiable Estoppel Exceptions” shall have the meaning set forth in Section 10.2(a).

          “Quantifiable Outstanding Title Matters” shall have the meaning set forth in Section 10.2(a).

          “Quantifiable Pre-Closing Breaches” shall have the meaning set forth in Section 10.2(a).

          “Qualified Tenant Liens” shall have the meaning set forth in Section 3.4(c)(ii).

          “Real Property” means those certain parcel(s) of real property comprising the Property described in Exhibit A, together with the applicable owner’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including, but not limited to, the applicable owner’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface rights, development rights and water rights.

          “Records and Plans” means, collectively: (i) all books and records, including, but not limited to, property operating statements, specifically relating to the Properties; (ii) all structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property or the Improvements; (iii) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Real Property or the Properties or any portion thereof; and (iv) with respect to the Properties, the accounting, billing and financial records, personnel records, blueprints, specifications, warranties, plats, maps, surveys, building and machinery diagrams, maintenance and production records, environmental records and reports and sales records. The term “Records and Plans” shall not include (v) any document or correspondence which would be subject to the attorney-client privilege; (w) any document or item which Seller is contractually or otherwise bound to keep confidential; (x) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (y) any internal memoranda, reports or assessments of Seller, relating to Seller’s valuation of the Properties; and (z) financial appraisals of the Properties whether prepared internally by Seller or externally.

           "Rent Roll" shall have the meaning set forth in Section 4.4(b).

           “Rentals” shall mean fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proration share of building operation and maintenance costs and expenses as provided for under the applicable Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, merchant’s association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by Tenants under the Leases or from other occupants or users of the Property.

          “Reporting Person” shall have the meaning set forth in Section 2.3(b)(i).

          "Restraints" shall have the meaning set forth in Section 9.2(b).

          “Scheduled Closing Date” shall have the meaning set forth in Section 9.1.

          “Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

          “Seller Indemnitees” shall have the meaning set forth in Section 11.3(a).

           "Seller's Liens" shall have the meaning set forth in Section 3.4(c).

          “Seller Party” and “Seller Parties” shall have the meanings set forth in Section 1.3(a).

          “Significant Portion” with respect to a Property means any taking by condemnation or destruction or damage by fire or other casualty (i) if the damage is reasonably anticipated to exceed $5,000,000 to repair or (ii) if affecting the value of such Property in an amount exceeding $5,000,000 in the aggregate (whether by virtue of the value of the Properties or the Improvements or interest in the Properties or the Improvements destroyed or to be taken, the impact to the value of the Property as a result of such destruction, taking, or otherwise).

          “Standard Exceptions” shall have the meaning set forth in Section 3.4(c).

           "Surveys" shall have the meaning set forth in Section 3.4(a).

          " Tax Return" or "Tax Returns" means any report, return, or other information required to be supplied to any taxing authority in connection with Taxes.

          “Tax” or “Taxes” means all taxes, fees, levies, or other assessments, imposed by the United States or any state, country, local, or foreign government or subdivision or agency thereof including, without limitation, income, gross receipts, excise, real and personal property, premiums, municipal, capital, value-added, goods and services, consumption, sales, transfer, license, payroll, and franchise taxes, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies, or other assessments.

           "1031 Transaction" shall have the meaning set forth in Section 12.15.

          “Tenant Deposits” means all advance rents and security deposits (whether cash or non-cash) paid or deposited by a Tenant to Seller, as landlord, or to any other person on Seller’s or such owner’s behalf pursuant to a Lease (together with any interest which has accrued thereon as required by the terms of such Lease, but only to the extent such interest has accrued for the account of the respective Tenant or as required by law.)

          “Tenant Notice Letters” shall have the meaning set forth in Section 9.3(c)(v).

           "Tenants" means all persons or entities occupying or entitled to possession of any portion of any Property pursuant to a Lease.

           "Termination Fee" shall have the meaning set forth in a letter agreement of even date herewith between Seller and Purchaser.

          “Termination Notice” shall have the meaning set forth in Section 3.1(a).

           “Third Party Claim” shall have the meaning set forth in Section 11.4(b).

           “Threshold Amount” shall have the meaning set forth in Section 10.2(b).

          “Title Commitments” shall have the meaning set forth in Section 3.4(a).

           "Title Company" means Fidelity National Title Insurance Company of New York, 2 Park Avenue, Suite 1420, New York, New York 10016.

           "Title Objections" shall have the meaning set forth in Section 3.4(b).

          “Title Policies” means the ALTA owner’s or leasehold form title policies insuring the fee simple or leasehold interests, as applicable, of Purchaser, together with the following endorsements (in each case, to the extent available in the applicable jurisdiction): (i) contiguity, (ii) tax lot, (iii) survey (land same as), (iv) subdivision, (v) access, (vi) extended coverage, (vii) owner’s comprehensive (ALTA 9), and (viii) gap coverage.

           "Transfer" shall have the meaning set forth in Section 1.1(a).

           "Vehicles" shall have the meaning set forth in Section 1.1(a)(x).